EXHIBIT 10.1

DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

dated as of January 24, 2018

among

REAL INDUSTRY, INC.

Chapter 11 Debtor and Debtor-In-Possession,
as Borrower,

210/RELY CAPITAL, LP
as DIP Agent,

and

THE DIP LENDERS PARTY HERETO

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of January 24, 2018, is entered into by REAL INDUSTRY, INC., a Chapter 11 debtor and debtor-in-possession as borrower (“Borrower”),  210/RELY CAPITAL, LP, a Texas limited partnership, as agent (in such capacity, and together with any successors and assigns, “DIP Agent”), and the lenders from time to time party hereto (each, a “DIP Lender,” and collectively, the “DIP Lenders”).

RECITALS:

WHEREAS,  DIP Agent and DIP Lenders have agreed, subject to various conditions precedent, to extend a multiple advance term credit facility to Borrower to fund working capital, operational expenses and restructuring expenses and for other purposes permitted hereunder; and

WHEREAS,  Borrower desires to secure the Obligations under the DIP Loan Documents by granting to DIP Agent, for the benefit of DIP Lenders, a security interest in and lien on certain assets of Borrowers.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower,  DIP Agent and DIP Lenders hereby agree as follows:

Article I. DEFINITIONS
1.01 Certain Defined Terms. The following terms have the following meanings:

“Accessions” means, with respect to Borrower, “accessions” (as defined in Article 9 of the UCC) to other Collateral of Borrower.

“Accounts” means, with respect to Borrower, “accounts” (as defined in Article 9 of the UCC) of Borrower.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control, direct or indirect, with such controlling Person, and (c) in the case of an individual, the parents, descendants, siblings, spouse, aunts, uncles, nieces, nephews and cousins of such individual.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alloy Debtors” has the meaning set forth in Section 3.15.

“AML Laws” means the “Foreign Corrupt Practices Act”, as well as all applicable laws governing money laundering, including, but not limited to, U.S. law FINRA AML RULE 3310, (31 U.S.C. 5311, et seq.),  US Patriot Act, U.S. Department of Justice Rules, and guidelines issued by the U.S. banking and securities commission, as well as other applicable regulations.

“Approved Budget” means the budget of Borrower relative to the operations of Borrower in the Chapter 11 Case in the form attached hereto as Annex A, as the same may be modified, amended or updated in any non-material respect, without the need for approval by the Bankruptcy Court, upon the written consent of DIP Agent and filing of notice of such non-material modification, amendment or update with the Bankruptcy Court, or otherwise as provided in Section 9.05.

“Asset Disposition” means any sale, lease, license or other consensual disposition by Borrower of any asset.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board” means the board of directors of Borrower.

“Borrower” is defined in the introductory paragraph hereof.

“Borrower’s Account” means the account specified in writing by Borrower to DIP Lenders into which the proceeds of DIP Loans (other than Protective Advances, which shall be disbursed by DIP Lenders in a manner permitted by Section 2.01(a)(ii)) to Borrower shall be deposited, or such other account as Borrower may specify by written notice to DIP Lenders.

“Borrowing” means a borrowing of a DIP Loan.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York, New York are authorized by law to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of Title 28 of the United States Code;  (ii) all accrued, allowed and unpaid fees and expenses of Borrower’s professionals and the professionals for any official committee appointed in the Chapter 11 Case through and including the date of delivery of a Carve-Out Trigger Notice up to the amounts set forth in the Approved Budget; and (iii) $150,000 for any fees and expenses of Borrower’s professionals and the professionals for any official committee appointed in the Chapter 11 Case following the delivery of a Carve-Out Trigger Notice; provided that, notwithstanding the foregoing, the fees and expenses described in clauses (i) through (iii) above shall include solely those fees and expenses directly relating to the Chapter 11 Case of Borrower and the Guarantors, if any, and any fees allocable to Borrower pursuant to the Interim Compensation Procedures Order entered in Borrower’s cases

(and, for the avoidance of doubt, no fees or expenses directly related to the Chapter 11 cases of any other affiliate of Borrower). No portion of the Carve Out or proceeds of the DIP Loans or any other amounts may be used for the payment of the fees and expenses of any person incurred in prosecuting any claims or causes of actions against DIP Lenders under the DIP Loan Documents, their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof, and/or any lien of DIP Lenders under the DIP Loan Documents.

“Carve Out Trigger Notice” means a written notice delivered by DIP Agent to the Borrower’s lead counsel, the U.S. Trustee, and lead counsel to the Committee, which notice may be delivered at any time following the occurrence and during the continuation of a Default, expressly stating that the Carve-Out is triggered.

“Cash Equivalents” means any Investment in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (b) commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Service or P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (c) time deposits with, including certificates of deposit issued by, any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, provided that, in each case, such Investment matures within three months from the date of acquisition thereof by Borrower, or (e) any money market or mutual fund which invests only in the foregoing types of investments and the liquidity of which is satisfactory to DIP Agent.

“Cash Management Order” has the meaning set forth in the DIP Order.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

 “Change of Control” means there has occurred an “ownership change” of Borrower within the meaning of Section 382 of the Code as determined in the sole discretion of DIP Agent.

“Chapter 11 Case” means Case No. 17-12464  (KJC) filed by Borrower under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

 “Chattel Paper” means, with respect to Borrower, “chattel paper” (as defined in Article 9 of the UCC) of Borrower.

“Closing Date” means the date upon which all conditions contained in Article VI are satisfied, which date shall be no later than three (3) Business Days following January 23, 2018.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, now existing or hereafter acquired (and whether or not acquired or generated prior or subsequent to the Petition Date), mortgaged or pledged to, or purported to be subjected to a Lien in favor of, DIP Agent, for the benefit of DIP Lenders, pursuant to the Security Documents,  including, without limitation, all of Borrower’s and each Guarantor’s: (a) Accounts; (b) Chattel Paper; (c) Commercial Tort Claims; (d) Deposit Accounts, all cash, and other property deposited therein or otherwise credited thereto from time to time and other monies and property in the possession or under the control of DIP Agent or DIP Lender or any Affiliate, representative, agent or correspondent of DIP Agent or DIP Lender,  including without limitation, any cash collection, “lockbox” and “concentration” accounts, “core concentration accounts,” and in each case all amounts on deposit therein from time to time; (e) Documents; (f) General Intangibles,  including, without limitation, any and all Intellectual Property; (g) Goods,  including, without limitation, any and all Inventory, any and all Equipment and any and all Fixtures; (h) Instruments; (i) Investment Property; (j) rights under letters of credit; (k) Supporting Obligations; (l) any and all other personal property and interests whether or not subject to the UCC; (m) any and all books and records, in whatever form or medium, that at any time evidence or contain information relating to any of the foregoing properties or interests in properties or are otherwise necessary or helpful in the collection thereof or realization thereon; (n) all Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; (o) interests in leases and leaseholds, interests in real property; (p) all proceeds of any causes of actions for preferences, fraudulent conveyances, and other avoidance power claims under Sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code; (q) tax or other refunds; and (r) all Proceeds and products of the foregoing, and all insurance pertaining to the foregoing and proceeds thereof;  provided that Collateral shall not include (i) any permit or license (A) that prohibits or requires the consent of any Person other than the Borrower, a Guarantor or any of their Affiliates which has not been obtained as a condition to the creation by such Person of a Lien on any right, title or interest in such permit, license or contractual obligation or any Investment Property related thereto or (B) to the extent that any applicable law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by any other applicable law, (ii) property owned by  any Guarantor that is subject to a purchase money Lien or a Capital Lease Obligation if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than the Borrower or a Guarantor or any other their Affiliates which has not been obtained as a condition to the creation of any other Lien on such property, and (iii) any "intent to use" trademark applications for which a statement of use has not been filed (but only until such statement is filed).

“Commercial Tort Claims” means, with respect to Borrower, “commercial tort claims” (as defined in Article 9 of the UCC) of Borrower.

“Commitment Amount” means, as to each DIP Lender, the maximum committed amount for such DIP Lender on the Commitment Annex.

“Commitment Annex” means Annex B to this DIP Credit Agreement.

“Commitment Expiry Date” means the earlier of (a) November 17, 2018, (b) the date upon which the entire DIP Commitment has been advanced by DIP Lenders to Borrower, or (c) such later date as DIP Lenders may agree in their sole and absolute discretion.

“Commitment Letter” means the commitment letter, dated January 10, 2018 by and among 210 Capital, LLC, the Private Credit Group of Goldman Sachs Asset Management, L.P. and Real Industry, Inc. setting forth the proposed terms and conditions to govern the Equity Commitment and this DIP Credit Agreement, as filed at Docket No. 253 on the Bankruptcy Court’s Docket.

“Commitment Percentage” shall mean, as to each DIP Lender, the percentage identified as its Commitment Percentage on the Commitment Annex.

“Committee” means any official committee of the unsecured creditors appointed by the U.S. Trustee pursuant Section 1102 of the Bankruptcy Code in the Chapter 11 Case.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and in form and substance acceptable to DIP Agent.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan in form and substance acceptable to DIP Lenders.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any DIP Loan Party, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Debt” of a Person means, at any date without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable (other than any account payable arising prior to the Petition Date) incurred in the ordinary course of business and not more than 45 days past due), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account” means, with respect to Borrower, a “deposit account” (as defined in Article 9 of the UCC) of Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to DIP Agent, among DIP Agent,  Borrower and any bank at which Borrower maintains a Deposit Account (except for the Excluded Account), which agreement provides that (a) such bank shall comply with instructions originated by DIP Agent directing disposition of the funds in such Deposit Account without further consent by Borrower, and (b) such bank shall agree that it shall have no Lien on, or right of setoff against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items expressly consented to by DIP Agent, and containing such other terms and conditions as DIP Agent may require.

“DIP Agent” is defined in the introductory paragraph hereof.

“DIP Agent Professional Fees” means all fees and expenses of counsel, consultants, financial advisors, for DIP Agent.

“DIP Commitment” means, with respect to DIP Lenders’ commitment to lend hereunder, $5,500,000 in the aggregate as set forth on the Commitment Annex, as such amount may be reduced pursuant to the terms of this DIP Credit Agreement or the DIP Order.

“DIP Credit Agreement” means this Debtor-In-Possession Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“DIP Expenses” has the meaning set forth in Section 8.01.

“DIP Lender” and “DIP Lenders” are defined in the introductory paragraph hereof.

“DIP Loan Documents” means this DIP Credit Agreement, the Notes, the Guaranty Agreement, the Security Agreement and other Security Documents, the DIP Order, the Approved Budget, and all other documents, instruments and agreements contemplated herein or thereby and executed concurrently herewith or at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“DIP Loan Outstandings” means, at any time of calculation, the then-existing aggregate outstanding principal amount of the DIP Loans.

“DIP Loan Parties” means Borrower and each Guarantor; and each, a “DIP Loan Party”.

“DIP Loans” has the meaning set forth in Section 2.01(a), and includes all Protective Advances, any amounts advanced by DIP Lenders pursuant to the DIP Order, and any fees or expenses authorized by an order of the Bankruptcy Court and designated as “DIP Obligations” or a similar term therein.

“DIP Milestones”  means:

(i) no later than February 16, 2018, Borrower shall have filed a Plan and Disclosure Statement with respect to the Plan, in each case in form satisfactory to DIP Lenders;

(ii) entry by the Bankruptcy Court of an order approving the Disclosure Statement in form and substance acceptable to DIP Lenders by no later than March 29, 2018, subject to court availability;
(iii) execution of the definitive documents related to the Equity Commitment no later than five (5) days before the hearing to consider confirmation of the Plan;
(iv) entry by the Bankruptcy Court of the Confirmation Order by no later than May 1, 2018, subject to court availability; and
(v) no later than ten (10) days after entry of the Confirmation Order, Borrower shall have taken all steps reasonably necessary to satisfy all conditions for consummating the Plan.

“DIP Order” shall mean a final order of the Bankruptcy Court, that, without limitation, approves the credit facility evidenced by the DIP Credit Agreement and grants the liens and security interests therein and certain other rights and protections, which order is not stayed and is otherwise in form and substance satisfactory to DIP Agent and DIP Lenders

“Disclosure Statement” means a disclosure statement file with respect to the Plan, in form and substance satisfactory to DIP Lenders.

“Documents” means, with respect to Borrower, “documents” (as defined in Article 9 of the UCC) of Borrower.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Equipment” means, with respect to Borrower, “equipment” (as each term is defined in Article 9 of the UCC) of Borrower.

“Equity Commitment” means the commitment of the Equity Commitment Parties set forth in the Commitment Letter to purchase Borrower’s common stock in an amount which equals a percentage between forty five percent (45.0%) or forty nine percent (49.0%) of Borrower’s total outstanding common stock for a purchase price of $17,500,000, as set forth in the Commitment Letter.

“Equity Commitment Parties” means each of 210/RELY Partners, Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Middle Market Lending Corp.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estate Professional Fees” means the fees of all professionals employed in the Bankruptcy Case, including fees of Borrower’s bankruptcy counsel, fees of the Committee’s bankruptcy counsel, in each case as approved by the Bankruptcy Court and otherwise in a maximum amount as specified in the Approved Budget for such fees (other than fees and expenses incurred in connection with any appraisals of Collateral requested by DIP Lenders, it being understood that such fees constitute Estate Professional Fees but will not be considered in calculating variances from the Approved Budget), plus reasonable reimbursable out-of-pocket expenses.  For the avoidance of doubt, Estate Professional Fees, shall not include professional fees incurred for services provided for or on behalf of the Alloy Debtors, except to the extent such services are also provided for the benefit of the Borrower and its estate, and then only to the extent of the relative benefit provided by such services to the Borrower and its estate pursuant to the Interim Compensation Procedures Order.

“Event of Default” has the meaning set forth in Section 7.01.

“Excluded Account”  means the deposit account with Wells Fargo Bank, National Association with account number XXXXXX3243.

“Excluded Taxes”  means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any DIP Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a DIP Lender, U.S. federal  withholding Taxes imposed on amounts payable to or for the account of such DIP Lender with respect to an applicable interest in a DIP Loan or DIP Commitment pursuant to a law in effect on the date on which (i) such DIP Lender acquires such interest in the DIP Loan or DIP Commitment or (ii) such DIP Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.07, amounts with respect to such Taxes were payable either to such DIP Lender's assignor immediately before such DIP Lender became a party hereto or to such DIP Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.07(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA”  means Sections 1471 through 1474 of the Code, as of the date of this DIP Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiscal Year” means, with respect to Borrower, the fiscal year of Borrower.

“Fixtures” means, with respect to Borrower and each Guarantor, “fixtures” (as defined in Article 9 of the UCC) of Borrower and each Guarantor, as applicable.

“Foreign Lender” means any DIP Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangibles” means, with respect to Borrower and each Guarantor, “general intangibles” (as defined in Article 9 of the UCC) of Borrower and each Guarantor, as applicable.

“Goods” means, with respect to Borrower and each Guarantor, “goods” (as defined in Article 9 of the UCC) of Borrower and each Guarantor, as applicable.

“Governmental Authority”  means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means SGGH, LLC a Delaware limited liability company and Cosmedicine LLC, a Delaware limited liability company and each newly acquired or created domestic U.S.

direct or indirect subsidiaries of Borrower (excluding for the avoidance of doubt any other debtor in the Chapter 11 Case) and “Guarantor”  means any one of them.

“Guaranty Agreement” means the Guaranty Agreement executed by each Guarantor in favor of DIP Agent and DIP Lenders, in form and substance acceptable to DIP Agent.

“Indemnified Person” has the meaning set forth in Section 8.02.

“Indemnified Taxes”  means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any DIP Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means, with respect to Borrower and each Guarantor, an “instrument” (as defined in Article 9 of the UCC) of Borrower and each Guarantor, as applicable.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, copyrights, technology, know-how and processes, and all applications therefor, used in or necessary for the conduct of business by such Person.

“Interim Compensation Procedures Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, filed at Docket NO. 180 on the Bankruptcy Court’s docket.

“Inventory” means, with respect to Borrower and each Guarantor, “inventory” (as defined in Article 9 of the UCC) of Borrower and each Guarantor, as applicable.

“Investment” means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit, advance, Guarantee or otherwise.

“Investment Property” means, with respect to Borrower and each Guarantor, “investment property” (as defined in Article 9 of the UCC) of Borrower and each Guarantor, as applicable.

“Lien” means, with respect to any asset, any mortgage, lien, adequate protection lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Loan Account” has the meaning set forth in Section 2.05(b).

“Major Casualty Proceeds” means (a) the aggregate insurance proceeds received in connection with one or more related events under any property insurance policy or (b) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation), in each case, so long as the applicable amount exceeds $1,000,000.

“Material Adverse Change” means, any condition, development or event that has resulted in, or would reasonably be expected to result in, a material adverse change in or materially adverse effect on the financial condition or results of operations of Borrower and the Guarantors (including, without limitation, a material impairment of any of Borrower’s and the Guarantors’ assets), taken as a whole, other than the events typically resulting from the filing of the Chapter 11 Cases of the Borrower and its subsidiaries, as applicable.

“Maturity Date” means the earliest of (a) November 17, 2018, (b) the effective date of the Plan which is confirmed by an order of the Bankruptcy Court, (c) the acceleration of the DIP Loans and related termination of the commitments under the DIP Loan Documents,  including, without limitation, as a result of the occurrence of an Event of Default hereunder or a default under the DIP Order.

“Maximum Lawful Rate” has the meaning set forth in Section 2.06(b).

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any DIP Loan Party or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by Borrower from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (a) any out-of-pocket expenses reasonably incurred by Borrower in connection therewith (including any attorneys’ fees reasonably allocated thereto), and (b) in the case of an Asset Disposition, any taxes paid or payable by Borrower in respect of such Asset Disposition.

“Notes” has the meaning set forth in Section 2.04 hereof.

“Notice of Borrowing” means a written notice of a Responsible Officer, appropriately completed and in form and substance acceptable to DIP Agent, which shall include (a) the amount of the DIP Loans requested by Borrower, and (b) a written certification to the effect that (i) the proposed DIP Loans and their intended use and timing thereof are consistent with the terms of this DIP Credit Agreement and the Approved Budget, and are necessary in order to satisfy Borrower’s obligations, as applicable, in the ordinary course of business, (ii) all conditions to borrowing contained in this DIP Credit Agreement and the other DIP Loan Documents have been satisfied, and (iii) no Event of Default or Default then exists or will result from such borrowing.

“Obligations” means all obligations, liabilities and indebtedness (monetary or otherwise) of Borrower under this DIP Credit Agreement or any other DIP Loan Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. The Obligations shall include, without limitation, each DIP Loan and DIP Agent Professional Fees.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Other Connection Taxes”  means, with respect to any Recipient,  Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any DIP Loan Document, or sold or assigned an interest in any DIP Loan or DIP Loan Document).

“Other Taxes”  means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any DIP Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“Payment Account” means an account specified from time to time in writing by DIP Agent to Borrower into which all payments by or on behalf of Borrower to DIP Agent and DIP Lenders under the DIP Loan Documents shall be made.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan) or subject to the minimum funding standards under Section 412 of the Code, and to which any DIP Loan Party or any member of the Controlled Group may have any liability.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, hedge fund or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Petition Date” means November 17, 2017, which is the date upon which Borrower commenced a voluntary petition under the Bankruptcy Code.

“Plan” means a Chapter 11 plan of reorganization for Borrower, filed by Borrower and in form acceptable to DIP Lender.

“Prepayment Premium” means the greater of (x) two percent (2.0%) of the amount of the repayment and (y) an amount equal to the difference between (A) the aggregate amount of interest which would have otherwise been payable on the amount of the repayment from the date of repayment until November 17, 2018, minus (B) the aggregate amount of interest DIP Lenders would earn if the prepaid amount were reinvested for the period from the date of repayment until November 17, 2018, at the Treasury Rate plus 50 basis points.

“Proceeds” means, with respect to Borrower, “proceeds” (as defined in Article 9 of the UCC) of Borrower.

“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Protective Advances” has the meaning set forth in Section 2.01(a)(ii).

“Real Alloy DIP Order” means the Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing filed at Docket No. 59 on the Bankruptcy Court’s docket, as such order may be subsequently amended or modified.

“Recipient” means DIP Agent and any DIP Lender.

“Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing.

“Remedies Notice Period” has the meaning set forth in Section 7.02.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means, with respect to Borrower, any of the following officers of Borrower: chief executive officer, president, chief operating officer, chief investment officer or chief financial officer.

“Restricted Distribution” means, as to any Person, (a) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests of the same class), or (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or any claim respecting the purchase of sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person.

“Sale/Leaseback” means any arrangement under which title to any property or asset, or an interest therein, in transferred by a Person (the “Seller”) to some other Person which leases or otherwise gives or grants the right to use such property or asset or interest therein to the Seller, whether or not in connection therewith the Seller also acquires a right or is subject to an obligation to re-acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.

“SAMCO Investment Asset” means the participation interest owned by SGGH, LLC in a securitized pool of commercial mortgages.

“SEC Filing” means filings made on Forms 10-Q, 10-K, 8-K and similar forms to the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended.

“Security Agreements” means each pledge and security agreement executed by a DIP Loan Party in favor of DIP Agent, for the benefit of DIP Lenders, in form and substance acceptable to DIP Agent.

“Security Documents” means (a) any agreement, document or instrument heretofore executed, executed concurrently herewith or executed at any time hereafter pursuant to which Borrower,  the Guarantors or any other Person provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of DIP Agent, for the benefit of DIP Lender,  including, without limitation, the Security Agreements and any financing statement filed in connection therewith,  as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time, and (b) the DIP Order .

“Specified Events” means the sale of art owned by a Guarantor; the collection of tax refunds by Borrower or any Guarantor; or the sale, liquidation or payment of the SAMCO Investment Asset.

“Stated Rate” has the meaning set forth in Section 2.02(a).

“Statements and Schedules” means the “Statement of Financial Affairs for Real Industry, Inc.” originally filed at Docket No. 226 on the Bankruptcy Court’s Docket (as may be amended), and the “Schedule of Assets and Liabilities for Real Industry, Inc.” originally filed at Docket No. 227 on the Bankruptcy Court’s Docket (as may be amended).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supporting Obligations” means, with respect to Borrower, “supporting obligations” (as defined in Article 9 of the UCC) of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority,  including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning set forth in Section 2.01(c).

“Termination Event” means the occurrence of any of the following:

(a) appointment or election of a trustee in the Chapter 11 Case under Section 1104 of the Bankruptcy Code, or appointment of an examiner in the Chapter 11 Case (with powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

(b) entry of an order dismissing the Chapter 11 Case or converting it into a proceeding under Chapter 7 of the Bankruptcy Code;
(c) entry of an order reversing, staying, vacating, or otherwise modifying in any material respect the terms of the DIP Order;

(d) application by Borrower for an order that permits Borrower to incur Debt (other than the DIP Loans) secured by any claim under Bankruptcy Code Section 364(c)(1) or by a Lien pari passu with or superior to the Lien granted to DIP Agent, for the benefit of DIP Lenders hereunder;

(e) failure to comply in any material respect with the DIP Order;

(f) (i) approval by the Bankruptcy Court to solicit a proposed Chapter 11 plan of reorganization or a motion to sell all or any portion of the Collateral pursuant to Section 363 of the Bankruptcy Code, or confirmation of a Chapter 11 plan of reorganization or sale of all or any portion of the Collateral pursuant to Section 363 of the Bankruptcy Code, for Borrower that does not provide for (A) payment in full in cash of all Obligations and the secured claims of the Agent, (B) termination of the DIP Commitment and (C) sale of Borrower’s common stock to the Equity Commitment Parties pursuant to terms and conditions comparable to the terms of the Equity Commitment,  on or before the effective date of, or substantial consummation of, such plan of reorganization or sale, or (ii) filing by Borrower of a Chapter 11 plan in the Chapter 11 Case that does not provide for (A) the full, final and indefeasible payment of all Obligations and the secured claims of DIP Agent in immediately available funds, (B) termination of the DIP Commitment and (C) sale of Borrower’s common stock to the Equity Commitment Parties pursuant to terms and conditions comparable to the terms of the Equity Commitment, or is otherwise in form and substance not acceptable to DIP Lenders;

(g) assertion by Borrower of a claim arising under Section 506(c) of the Bankruptcy Code against DIP Agent,  DIP Lenders, or the Collateral, other than with respect to the Carve Out; or assertion by any Person other than Borrower of a claim arising under Section 506(c) of the Bankruptcy Code against DIP Agent,  DIP Lenders or the Collateral; or commencement by Borrower of an action in the Chapter 11 Case knowingly adverse to DIP Agent,  DIP Lenders or their rights and remedies under the DIP Loan Documents or their rights and remedies under the DIP Order  or any other order of the Bankruptcy Court in the Chapter 11 Case;

(h) commencement by any federal or state governmental or regulatory agency or authority of an action (including, without limitation, any regulatory or other enforcement action) that has a Material Adverse Change  on Borrower’s operations.

(i) any payment on, or application made with the Bankruptcy Court for authority to pay, any pre-petition claim owing to terminated employees, bond claims, principal on any Debt of Borrower incurred prior to the Petition Date, and lease rejection damages, other than those permitted to be paid in accordance with the DIP Loan Documents, without the prior written consent of DIP Lenders; or

(j) application by Borrower for an order substituting any assets for all or any portion of the Collateral, except as provided in the DIP Loan Documents.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as determined by DIP Agent in good faith based on publicly available market data) most nearly equal to the period from the applicable prepayment date to the Maturity Date;  provided, however, that if the period from the applicable prepayment date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Upfront Fees” means $200,000 paid to the DIP Lenders upon the Closing Date.

“U.S. Person”  means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Trustee” means the Office of the United States Trustee.

“Withholding Agent” means Borrower and DIP Agent.

1.02 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder, shall be prepared on a consolidated basis in accordance with GAAP;  provided that if (a) Borrower shall object to determining compliance with the provisions of this DIP Credit Agreement on such basis by written notice delivered to DIP Agent and DIP Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto, or (b) a  DIP Lender shall so object by written notice delivered to Borrower within sixty (60) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Borrower to DIP Agent and DIP Lenders as to which no such objection shall have been made. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  For the avoidance of doubt, this Section 1.02 shall not apply to the Approved Budget.

1.03 Other Definitional Provisions.

References in this DIP Credit Agreement to “Articles,” “Sections,” “Annexes” or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this DIP Credit Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

1.04 Reservation with Regard to Executory Contracts and Leases.

Nothing set forth in the Approved Budget or this DIP Credit Agreement shall be deemed to evidence DIP Agent’s or DIP Lenders’ consent to: (a) Borrower’s assumption or rejection of any executory contract under Section 365 of the Bankruptcy Code; or (b) payments made by Borrower with respect to executory contracts or leases. All rights of DIP Agent and DIP Lenders to object to any such assumption, rejection or payments by Borrower are hereby expressly reserved.

Article II. DIP LOANS
2.01 DIP Loans.

(a) DIP Loans and Borrowings.

(i) On the terms and subject to the conditions set forth herein (including, without limitation, Article VI), each DIP Lender severally agrees to make loans (collectively, “DIP Loans”) to Borrower from time to time as set forth herein equal to the amount requested by Borrowers hereunder in an amount not to exceed the Commitment Amount of each DIP Lender. Each DIP Loan may be prepaid, subject to payment of any applicable Prepayment Premiums, and may not be reborrowed. Each DIP Loan shall be in a minimum principal amount of $500,000 (unless the DIP Commitment is less than $500,000); provided that DIP Lenders may provide DIP Loans in an aggregate amount of less than $500,000 upon request by Borrower.

(ii) DIP Agent is hereby authorized by Borrower and DIP Lenders, from time to time in DIP Agent’s sole and absolute discretion (but solely to the extent DIP Agent receives funds therefor from DIP Lenders), (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article VI has not been satisfied, to make DIP

Loans to Borrower, in its reasonable business judgment deemed necessary or desirable to (1) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof, (2) enhance the likelihood of, or maximize the amount of, repayment of the DIP Loans and other Obligations, or (3) pay any amount chargeable to Borrower pursuant to the terms of this DIP Credit Agreement including all costs, fees and expenses as described in Sections 8.01 and 8.04 (collectively, “Protective Advances”).

(iii) DIP Agent shall provide written notice to DIP Lenders and Borrower upon the making of each Protective Advance.

(iv) No DIP Lender shall be obligated at any time to make available to Borrower the amount equal to its Commitment Percentage of any requested DIP Loan if such amount plus the amount equal to its Commitment Percentage of all DIP Loans then outstanding would exceed the Commitment Amount of such DIP Lender at such time.

(b) Borrowing Procedures.

(i) Borrower shall deliver to DIP Agent (who shall deliver to DIP Lenders) a Notice of Borrowing (which shall specify the use of such requested proceeds in detail satisfactory to DIP Lenders) with respect to each proposed DIP Loan no later than 11:00 a.m. (New York time) on the second (2nd) Business Day prior to such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Borrower may not deliver more than four (4) Notices of Borrowing per month.

(ii) Unless otherwise specified in the applicable Notice of Borrowing, each DIP Lender shall advance its Commitment Percentage with respect to each DIP Loan to Borrower’s Account on the date of the proposed borrowing.

(iii) The failure of any DIP Lender to make the DIP Loan to be made by it as part of any borrowing required hereunder shall not relieve any other DIP Lender of its obligation, if any, hereunder to make its portion of the DIP Loan on the date of such borrowing, but no DIP Lender shall be responsible for or liable to Borrower’s estates for the failure of any other DIP Lender to make its portion of a DIP Loan to be made by such other DIP Lender on the date of any borrowing. The amounts payable by each DIP Lender shall be a separate and independent obligation.

(c) Termination Date.  The DIP Commitment shall terminate upon the earliest to occur of:  (i) the Commitment Expiry Date; (ii) entry of an order by the Bankruptcy Court approving a reorganization of Borrower; (iii) upon written notice from DIP Agent to Borrower of the acceleration of the Obligations and termination of the DIP Commitment under Section 7.02 following the occurrence of an Event of Default; or (iv) five (5) days following written notice from DIP Agent to Borrower (which notice shall be filed with the Bankruptcy Court) of the occurrence of a Termination Event (such earliest date being the

“Termination Date”). All outstanding Obligations shall be due and payable by Borrower on and as of the Termination Date.
2.02 Interest, Interest Calculations and Certain Fees.

(a) Interest. Except as otherwise provided in Section 7.03, the DIP Loans shall bear interest at a per annum rate equal to eleven percent (11.0%) per annum (the “Stated Rate”).
(b) Computation of Interest and Related Fees; Interest Payment Dates.

(i) All interest and fees under each DIP Loan Document shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. The date of funding of a DIP Loan shall be included in the calculation of interest. The date of payment of a DIP Loan shall be excluded from the calculation of interest. If a DIP Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(ii) Interest on all DIP Loans shall be payable in arrears on the first Business Day of each month and on the Maturity Date, whether by acceleration or otherwise.
(c) Upfront Fee. On the Closing Date, Borrower shall pay the Upfront Fee to DIP Lenders.
2.03 Prepayments.

(a) Voluntary Prepayments.  Borrower may upon at least two (2) Business Days prior written notice to DIP Agent (who shall notify DIP Lenders) prepay the DIP Loans at any time provided any such prepayment shall include payment of all accrued unpaid interest on the portion being prepaid,  together with a Prepayment Premium on the amount prepaid.

(b) Mandatory Prepayments. Borrower shall prepay the DIP Loans in the following amounts and at the following times:

(i) within two (2) Business Days of the date on which Borrower (or DIP Agent as lender loss payee or assignee) receives any payment that constitutes Major Casualty Proceeds, an amount equal to the Net Cash Proceeds of the amount of such payment;

(ii) within two (2) Business Days of the date of receipt by Borrower of the proceeds from the issuance and sale of any Debt (other than the DIP Loans and other Debt permitted by Section 5.01) or equity securities, an amount equal to one hundred percent (100.0%) of the Net Cash Proceeds of such issuance and sale;

(iii) within two (2) Business Days of the date of receipt by Borrower of the proceeds of any Specified Event, including without limitation any Asset

Disposition, an amount equal to one hundred percent (100.0%) of the Net Cash Proceeds of such Specified Event or Asset Disposition; and
(iv) if at any time the DIP Loan Outstandings exceed the DIP Commitment, then on the next succeeding Business Day, Borrower shall repay the DIP Loans in an aggregate amount equal to such excess.

(c) Application.  Any prepayment of a DIP Loan,  including prepayment of the DIP loans as a result of the acceleration of the maturity date resulting from an Event of Default,  shall include interest on the principal amount being repaid, together with (other than in the case of any prepayments described in Section 2.03(b)(iii) or any prepayments on the Maturity Date) a Prepayment Premium calculated on the basis of the amount of the prepayment. All prepayments shall be applied first, to unpaid fees, costs and expenses of DIP Agent and DIP Lenders, second, to accrued and unpaid interest on the Obligations, third to the Prepayment Premium and fourth, to repay outstanding principal of the DIP Loans. No prepayment shall result in a mandatory reduction of the DIP Commitment, except for prepayments pursuant to Section 2.03(b)(i). For the avoidance of doubt, no Prepayment Premium shall be payable in connection with prepayment or repayment of the DIP Loans on or after the Maturity Date.

2.04 Notes.

To the extent requested by any DIP Lender, the Commitment Amount of such DIP Lender shall be evidenced by a promissory note executed by Borrower in favor of such DIP Lender (each, a “Note”) in an original principal amount equal to such DIP Lender’s Commitment Amount.

2.05 General Provisions Regarding Payments; Loan Account.

(a) All payments to be made by Borrower under any DIP Loan Document, including payments of principal and interest on the DIP Loans,  Prepayment Premiums and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrower shall make all payments in immediately available funds to the Payment Account before noon (New York time) on the date when due. Notwithstanding anything to the contrary set forth in this Section 2.05(a),  DIP Agent shall be permitted, in its sole discretion, but subject to the limitations set forth in Section 2.01(a)(ii) and (iii), to satisfy any of the payment obligations described in this Section 2.05(a) through the making of Protective Advances.

(b) DIP Agent shall maintain a loan account (the “Loan Account”) on its books to record DIP Loans and other extensions of credit made by DIP Agent and DIP Lenders hereunder or under any other DIP Loan Document, and all payments thereon made by Borrower. All entries in the Loan Account shall be made in accordance with DIP Agent’s customary accounting practices as in effect from time to time. The balance in the Loan

Account, as recorded on DIP Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to DIP Agent and DIP Lenders by Borrower absent clear and convincing evidence to the contrary, subject to review by the Bankruptcy Court;  provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any other DIP Loan Document. Unless Borrower notifies DIP Agent in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed, binding and conclusive upon Borrower in all respects as to all matters reflected therein.

2.06 Maximum Interest.

(a) In no event shall the interest charged with respect to the DIP Loans or any other Obligations of Borrower under any DIP Loan Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the Stated Rate would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate;  provided,  that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate,  Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by DIP Lenders exceed the amount which they could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, DIP Lenders have received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the DIP Loans (without reducing the DIP Commitment) or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

(d) In computing interest payable with reference to the Maximum Lawful Rate applicable to DIP Lenders, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

2.07 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any DIP Loan Document shall be made without deduction or withholding for any  Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of DIP Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower.  Borrower shall indemnify each Recipient,  within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a DIP Lender (with a copy to DIP Agent), or by DIP Agent on its own behalf or on behalf of a DIP Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders.  Each DIP Lender shall severally indemnify DIP Agent,  within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such DIP Lender (but only to the extent that Borrower has not already indemnified DIP Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such DIP Lender’s failure to comply with the provisions of Section 9.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such DIP Lender, in each case, that are payable or paid by DIP Agent in connection with any DIP Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any DIP Lender by DIP Agent shall be conclusive absent manifest error.  Each DIP Lender hereby authorizes DIP Agent to set off and apply any and all amounts at any time owing to such DIP Lender under any DIP Loan Document or otherwise payable by DIP Agent to DIP Lender from any other source against any amount due to DIP Agent under this paragraph (e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to DIP Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to DIP Agent.

(g) Status of DIP Lenders.  (1) Any DIP Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any DIP Loan Document shall deliver to Borrower and DIP Agent, at the time or times reasonably requested by Borrower or DIP Agent, such properly completed and executed documentation reasonably requested by Borrower or DIP Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any DIP Lender, if reasonably requested by Borrower or DIP Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or DIP Agent as will enable Borrower or DIP Agent to determine whether or not such DIP Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in DIP Lender’s reasonable judgment such completion, execution or submission would subject such DIP Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such DIP Lender.

(i) Without limiting the generality of the foregoing, any DIP Lender that is a U.S. Person shall deliver to Borrower and DIP Agent on or about the date on which such DIP Lender becomes a DIP Lender under this DIP Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or DIP Agent), executed copies of IRS Form W-9 certifying that such DIP Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and DIP Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a DIP Lender under this DIP Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or DIP Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any DIP Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any DIP Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI,  IRS Form W-8BEN,  IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3,  IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and DIP Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a DIP Lender under this DIP Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or DIP Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or DIP Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a DIP Lender under any DIP Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such DIP Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such DIP Lender shall deliver to Borrower and DIP Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or DIP Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or DIP Agent as may be necessary for Borrower and DIP Agent to comply with their obligations under FATCA and to determine that such DIP Lender has complied with such DIP Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA”

shall include any amendments made to FATCA after the date of this DIP Credit Agreement.

Each DIP Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and DIP Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of DIP Agent or any assignment of rights by, or the replacement of, a DIP Lender, the termination of the DIP Commitments and the repayment, satisfaction or discharge of all obligations under any DIP Loan Document.

Article III. REPRESENTATION AND WARRANTIES

To induce DIP Agent and DIP Lenders to enter into this DIP Credit Agreement and to make the DIP Loans contemplated hereunder, Borrower hereby represents and warrants to DIP Agent and DIP Lenders that:

3.01 Financial Statements; No Change.

(a) The audited consolidated balance sheet of Borrower and its subsidiaries  (the “Financial Statement Entities”) dated December 31, 2016, and the related audited consolidated statements of income and of cash flows for the fiscal year of the Financial

Statement Entities ended on that date (i) were prepared in accordance with GAAP applied consistently throughout the period reflected therein and with prior periods, except as disclosed therein, and (ii) fairly present in all material respects the consolidated financial condition of the Financial Statement Entities  as of the date thereof and their consolidated results of operations and consolidated cash flows for the period covered thereby;

(b) the unaudited consolidated balance sheets of the Financial Statement Entities  dated September 30, 2017, and the related unaudited consolidated statements of income and of cash flows for the relevant quarterly period of the 2017 fiscal year of such Financial Statement Entities ended on that date (i) were prepared in accordance with GAAP (except that such financial statements may include abbreviated notes) applied consistently throughout the period reflected therein and with prior periods, except as disclosed therein, and (ii) fairly present in all material respects the consolidated financial condition of the Financial Statement Entities  as of the date thereof and their consolidated results of operations and consolidated cash flows for the period covered thereby; and

(c) since November 17, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Change.
3.02 Existence; Compliance with Law.

(a) Borrower and each of the Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except for absences of such good standing in respect of such Guarantor as could not, in the aggregate, reasonably be expected to have a Material Adverse Change,

(b) Borrower and each of the Guarantors has the organizational power and authority and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except for absences of such power, authority or right as could not, in the aggregate, reasonably be expected to have a Material Adverse Change, and is in compliance with all requirements of law, including any laws that require the maintenance and effect of any permits or licenses, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

(c) Borrower is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Change.

(d) Borrower is a debtor-in-possession under the Chapter 11 Case.
3.03 Power; Authorization; Enforceable Obligation.

Borrower and each of the Guarantors has the organizational power and authority, and the legal right to make, deliver and perform the DIP Loan Documents.  Borrower and each of the Guarantors have taken all necessary action under its organizational documents and material debt agreements (other than as a result of the commencement of the Chapter 11 Case) to authorize the execution, delivery and performance of the DIP Loan Documents. The DIP Loan Documents have been duly executed and delivered on behalf of Borrower and each of the Guarantors. The DIP Loan Documents upon execution will constitute, a legal, valid and binding obligation of Borrower and each of the Guarantors, enforceable against Borrower and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.04 No Legal Bar.

The execution, delivery and performance of the DIP Loan Documents, the extension of credit thereunder and the use of proceeds thereof will not violate law or any material contractual obligation, including any post-petition agreement, of Borrower and each of the Guarantors and will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues pursuant to any requirement of law or any such contractual obligation, other than liens created under the DIP Loan Documents and the DIP Order. No applicable law or contractual obligation applicable to Borrower and each of the Guarantors could reasonably be expected to have a Material Adverse Change.

3.05 Ownership of Property.

Borrower and each Guarantor is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by Borrower or each Guarantor, as applicable, and such properties and assets are free and clear of all Liens, except those permitted under Section 5.02 hereto.

3.06 Regulated Entities.

Borrower is not an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.07 Taxes.

Borrower and each of the Guarantors has timely filed or caused to be timely filed all material foreign, national, state and local income and other material tax returns that are required to be filed (taking into account all proper extensions) and has timely paid all material income Taxes and other material taxes required to be paid and paid any assessments made against it or any of its property and all other material income taxes and other material taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower and each of the Guarantors, as the case may be); no tax lien has been filed, and, to the knowledge of Borrower or any Guarantor, no claim is being asserted, with respect to any tax, fee or other charge owed by Borrower or any Guarantor except to the extent that the amount in question is not in excess of $50,000. Under the laws of its relevant jurisdiction it is not necessary that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the DIP Loan Documents or the transactions contemplated by the DIP Loan Documents, excluding fees in connection with Collateral related filings.

3.08 Compliance with ERISA.

(a) All required reports and documents with respect to each Pension Plan have been properly filed with the appropriate governmental agencies. All Pension Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable provisions of ERISA and the Code.

(b) With respect to each Pension Plan, there have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code that have not been reported and corrected.  There has been (i) no failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect of any Pension Plan, (ii) no application for a minimum funding waiver under Section 430 of the Code or Section 303 of ERISA with respect to any Pension Plan, or (iii) no failure to make by its due date a required installment with respect to any Pension Plan, or the failure to make any required contribution to a Multiemployer Pension Plan.  No Pension Plan has been terminated, no steps have been taken by Borrower or member of the Controlled Group or by the PBGC to terminate any Pension Plan, and no event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, exists with respect to any Pension Plan.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any member of the Controlled Group of any material liability, fine or penalty.  Borrower has not and no member of the Controlled Group has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan.  Except as otherwise prohibited by Section 5.15 hereof, all contributions (if any) have been made to all Pension Plans and Multiemployer Pension Plans that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law.  Neither Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and, other than the Chapter 11 Case, no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

3.09 Budgets.

The Approved Budget and each other budget or cash flow projection at the time prepared and delivered to DIP Lenders was prepared by Borrower’s financial personnel and represents the good faith belief of such Persons at such time as to the probable course of Borrower’s businesses and financial affairs, over the periods shown therein, subject to the assumptions stated therein. Borrower has not failed to disclose any material assumptions or liabilities or any other material information with respect to the Approved Budget or the accuracy of such Approved Budget.  Borrower has provided a written affirmation made by an appropriate financial officer of Borrower to DIP Agent affirming the reasonableness of each of the assumptions and projections in the Approved Budget.

3.10 Assets of the Guarantors. All material assets of the Guarantors have been disclosed in writing to DIP Lenders, and such disclosure is accurate in all material respects.

3.11 Matters Relating to Collateral.

(a) The entry of the DIP Order is effective to create in favor of DIP Agent, for the benefit of DIP Lenders, as security for the Obligations, a legal, valid, enforceable and perfected Lien on all of the Collateral of Borrower and proceeds thereof, as contemplated thereby, as described in the DIP Loan Documents.  The provisions of the DIP Loan Documents shall be effective to create in favor DIP Agent, for the benefit of DIP Lenders, a legal, valid, enforceable and perfected security interest in the Collateral of Borrower and the Guarantors and proceeds thereof, contemplated thereby, as described in the DIP Loan Documents.

(b) Except for the DIP Order , no authorization, approval or other action by, and no notice to or filing with, any government authority is required for either (i) the pledge or grant by Borrower of the Liens purported to be created in favor of DIP Agent, for the benefit of DIP Lenders, pursuant to this DIP Credit Agreement or any of the Security Documents (including the DIP Order ) or (ii) the exercise by DIP Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this DIP Credit Agreement, any of the Security Documents or created or provided for by applicable law), except for any necessary filings or recordings required in connection with perfecting liens in Collateral owned by any Guarantor and except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities.

3.12 Accuracy of Information.

After due inquiry by the Responsible Officers, there is no known fact that Borrower has not disclosed to DIP Lenders that could reasonably be expected to result in a Material Adverse Change.  No statement or information, including information concerning Borrower’s tax attributes (including the amount of net operating loss carryforwards of Borrower and the Guarantors, any limitations on the use thereof under section 382 of the Internal Revenue Code, and the degree to which past transactions could contribute to an “ownership change” of Borrower within the meaning of section 382 of the Internal Revenue Code), contained in any DIP Loan Document, or any other document, certificate or statement furnished by or on behalf of Borrower or any of the Guarantors to DIP Lenders, or any of them, for use in connection with the transactions contemplated by the DIP Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto).

3.13 Consents or Approvals.

No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the DIP Loan Documents which has not already been obtained or completed, other than the consents, authorizations and approvals of the Bankruptcy Court.

3.14 Litigation.

Other than the Chapter 11 Case,  and except as otherwise disclosed in the Statements and Schedules or in any SEC Filing or any publicly available filings made in connection with the Chapter 11 Case, no litigation, investigation or proceeding of or before any arbitrator or governmental authority (not stayed by reason of the Chapter 11 Case) is pending or, to the knowledge of Borrower and each of the Guarantors, threatened by or against Borrower and each of the Guarantors or against any of their respective properties or revenues (a) with respect to any of the DIP Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Change.

3.15 Claims. To the best of Borrower’s knowledge, the following have been disclosed, in writing  (including in any SEC Filing or any publicly available filings made in connection with the Chapter 11 Case), to DIP Lenders, and such disclosure is accurate in all material respects: (i) all material claims (as such term is defined in 11 U.S.C. § 101(5)) of unaffiliated third parties against Borrower or the Guarantors and (ii) all material indebtedness, liabilities or guarantees of any obligations of the Guarantors to any other person or entity, including each of the Alloy Debtors. Excluding ordinary course expenses related to intercompany services, none of Borrower’s Affiliates that have filed Chapter 11 cases (collectively, the “Alloy Debtors”) have any claims (whether asserted or not asserted) against Borrower or any of the Guarantors. Neither Borrower nor any Guarantor is aware of any claim of a creditor of the Alloy Debtors against Borrower or a Guarantor.

3.16 No Breach of Covenant. No breach of any covenant set forth herein has occurred since the entry of the DIP Order or is continuing.

3.17 No Default. Other than as a result of the commencement of the Chapter 11 Case, none of Borrower or any of the Guarantors is in default under or with respect to any of its contractual obligations in any respect that could reasonably be expected to have a Material Adverse Change. No default or event of default hereunder has occurred and is continuing.

3.18 Intellectual Property. Borrower and each of the Guarantors owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business in all material respects as currently conducted. No material claim has been asserted with respect to Borrower or the Guarantors and is pending by any person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower or any Guarantor know of any valid basis for any such claim. The use of Intellectual Property by Borrower and each of the Guarantors does not infringe on the rights of any person in any material respect.

3.19 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Change:  (a) the facilities and properties owned, leased or operated by Borrower or any  Guarantor do not contain, and have not previously contained, any materials of environmental concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any environmental law;  (b) neither Borrower nor any Guarantor has received or is aware of any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with environmental laws with regard to any of the properties or facilities owned, leased or operated by  Borrower or any Guarantors, nor do Borrower or any of the Guarantors have knowledge or reason to believe that any such notice will be received or is being threatened; and (c) none of Borrower or any of the Guarantors has assumed any liability of any other person under the environmental laws.

3.20 AML Laws; Anti-corruption Laws and Sanctions.  Borrower and each of the Guarantors has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and each of the Guarantors and their respective directors, officers, employees and agents with anti- corruption laws and applicable sanctions. Borrower and each of the Guarantors, any of their respective subsidiaries or, to the knowledge of Borrower or any Guarantor,  (a) any of their respective directors or officers, or any of their respective employees or affiliates, or (b) any agent of Borrower or the Guarantors or other of its affiliates that will act in any capacity in connection with or benefit from this DIP Credit Agreement, (i) is not a sanctioned person, (ii) is in compliance in all material respects with anti-corruption laws and sanctions, (iii) to the extent applicable, is in compliance in all material respects with anti-money laundering laws. No extension of credit under this DIP Credit Agreement, use of proceeds thereof by Borrower or any of the Guarantors or their respective subsidiaries or other transaction contemplated by the DIP Loan Documents will cause a violation of AML Laws,  Anti-Corruption Laws or applicable sanctions.  Borrower and each of the Guarantors represents that neither it nor any of its subsidiaries, or, to its knowledge, its parent company or any other of its affiliates has engaged in or intends to engage in any unlawful dealings or transactions with, or for the benefit of, any sanctioned person or with or in any sanctioned country.

3.21 DIP Financing Order.  (a) At all times after its entry by the Bankruptcy Courts, the DIP Order, is in full force and effect, and has not been vacated, reversed, terminated, stayed modified or amended in any manner without the reasonable written consent of DIP Lenders, (b) upon the occurrence of the Maturity Date (whether by acceleration or otherwise) of any of the Obligations,  DIP Lenders shall, subject to Article VII  and the applicable provisions of the DIP Order, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for under the DIP Loan Documents in accordance with the terms thereof and such DIP Order, as applicable, without further application to or order by the Bankruptcy Court, (c) if the DIP Order is the subject of a pending appeal in any respect, none of such DIP Order, the extension of credit or the performance by Borrower of any of its obligations under any of the DIP Loan Documents shall be the subject of a presently effective stay pending appeal. Borrower and DIP Lenders shall be entitled to rely in good faith upon the DIP Order, notwithstanding objection thereto or appeal therefrom by any interested party. Borrower and the Guarantors shall be permitted and required to perform their respective obligations in compliance with the DIP Loan Documents notwithstanding any such objection or appeal unless the DIP Order has been stayed by a court of competent jurisdiction.

3.22 Superpriority Claims; Liens. Upon entry of the DIP Order, such DIP Order and the DIP Loan Documents are sufficient to provide the DIP superpriority claims of DIP Lenders and security interests and liens on the Collateral of Borrower described in, and with the priority provided in the DIP Order.

Article IV. AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any DIP Loan is outstanding or other Obligations remain unpaid:

4.01 Financial Statements and Other Reports.

Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to DIP Lenders hereunder, and will deliver to DIP Agent (who will delivery to DIP Lenders):

(a) as soon as practicable and in any event within thirty  (30) days after the end of each fiscal month, a consolidated balance sheet of Borrower and the Guarantors as at the end of such fiscal month and the related consolidated statements of operations and cash flows for such fiscal month, and for the portion of the Fiscal Year ended at the end of such fiscal month, all in reasonable detail and certified by a Responsible Officer as fairly presenting the financial condition and results of operations of Borrower and the Guarantors and as having been prepared in accordance with GAAP;

(b) together with each delivery of financial statements pursuant to Section 4.01(a), a Compliance Certificate;

(c) promptly upon receipt thereof, copies of all reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders, and (ii) all press releases and other statements made available generally by Borrower concerning material developments in the business of Borrower;

(e) promptly upon any Responsible Officer of Borrower obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of Borrower has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in the composition of Borrower’s Board, (iii)  of any default under any contractual obligation of Borrower or any of the Guarantors or litigation, investigation or proceeding that may exist at any time between Borrower and any of the Guarantors and any governmental authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Change, (iv) of the commencement of any litigation or proceeding affecting Borrower or any of the Guarantors (1) in which the amount involved is $100,000 or more and not covered by insurance, (2) in which material injunctive or similar relief is sought or (3) which relates to any DIP Loan  Document, (v) of any developments or event that has had or could reasonably be expected to have a Material Adverse Change, or (vi) the assertion of any indemnity claim against Borrower in an amount equal to or greater than $100,000 (individually or in the aggregate),  a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action Borrower have taken, are taking or propose to take with respect thereto;

(f) promptly upon any Responsible Officer of Borrower obtaining knowledge (and in any event within ten (10) days after Borrower or any member of the Controlled Group knows or has reason to know) of (i) the institution of any steps by Borrower or any member of the Controlled Group or any other Person to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (ii) the failure of Borrower or any member of the Controlled Group to make a required contribution to any Pension Plan or to any Multiemployer Pension Plan, (iii) the imposition of a lien under Sections 303(k) or 4068 of ERISA with respect to the assets of Borrower or any member of the Controlled Group, (iv) the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower furnish a bond or other security to the PBGC or such Pension Plan, (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by Borrower or any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (vi) any material increase in the contingent liability of Borrower or any member of the Controlled Group with respect to any post-retirement welfare plan benefit, (vii) any notice from a Multiemployer Pension Plan sponsor, concerning the imposition or amount of withdrawal liability imposed on Borrower or any member of the Controlled Group, or (viii) any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action Borrower has taken, is taking or proposed to take with respect thereto;

(g) promptly upon any officer of Borrower obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to Borrower with respect to, or if any Responsible Officer of Borrower becomes aware of (A) the existence or alleged existence of a violation of any Environmental Law by Borrower after the Petition Date that could reasonably be expected to result in a Material Adverse Change or the incurrence of any material liability, obligation, loss, damage, cost, expense, fine, penalty or sanction by Borrower or the requirement on Borrower to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, hazardous material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by Borrower, or due to the operations or activities of Borrower or any other Person on or in connection with any such property or any part thereof or (B) any Release or threatened Release after the Petition Date on any of such properties of hazardous material not in compliance with Environmental Laws, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action Borrower has taken, is taking or proposes to take with respect thereto, provided,  that for the purposes of this Section,  Borrower shall be deemed to include any business or business entity which is, in whole or in part, a predecessor of Borrower;

(h) copies of any reports or notices related to any material taxes and any other material reports or notices received by Borrower from, or filed by Borrower with, any Federal, state or local governmental agency or body;

(i) on or before the close of business on Tuesday of each week, (A) a detailed cash usage report compared to the Approved Budget, which shall be subject in all respects to DIP Lenders’ approval, with variations from the Approved Budget not to exceed ten percent (10.0%), tested on a rolling four-week basis beginning one week following approval of the DIP Order and the three weeks prior to such approval (each, a “Budget Period”) with the variance tested for the aggregate category “Total Operating Disbursements” and  provided that (x) amounts in all other categories and the portion of SG&A relating to amounts paid pursuant to D&O tail insurance shall be tested on a line-item basis, (y) the fees and expenses of DIP Lenders and its professionals are not required to be included in the budgets and shall be excluded for determining any variance and (z) any cash receipts shall be excluded for all calculations of any variance and (B) a variance report reflecting, on a line-item basis, (w) the actual cash receipts and expenditures for the preceding week and the percentage variance of such actual results (and brief explanation of variances) from those reflected in the Approved Budget for such week and (x) the actual cash expenditures for the prior Budget Period and a comparison to the Approved Budget for that period; (y) the actual cumulative cash expenditures for all of the prior months since the entry of the DIP Order as compared to the Approved Budget for such months; and (z) a narrative explanation of the variances between the actual monthly expenditures and the budgeted monthly expenditures; (C) an updated monthly cash flow forecast for the then-remaining period of the Approved Budget; and (D) an updated rolling thirteen-week financial forecast and cash flow projection for Borrower and the Guarantors in form and substance satisfactory to DIP Lenders, reflecting, on a line-item basis, anticipated cash receipts and expenditures for each week during the succeeding month;

(j) upon the reasonable request of DIP Agent and three (3) Business Days’ written notice to Borrower,  DIP Agent may require Borrower to obtain and deliver to DIP Lenders, or may itself, or through any of its officers, employees or agents, obtain, in either case at Borrower’s expense to the extent provided in the Approved Budget, appraisal reports in form, substance, scope and methodology, and from appraisers, satisfactory to DIP Agent, stating the then current market values of all or any portion of the Collateral (including, without limitation, Inventory, Equipment and Fixtures); Borrower shall allow DIP Agent to obtain such appraisals of Collateral not less frequently than once per calendar quarter; in addition, from time to time, if DIP Agent determines that obtaining appraisals is necessary in order for DIP Agent and DIP Lenders to comply with applicable laws or regulations, Borrower shall obtain and deliver to DIP Lenders, or DIP Agent may itself, or through any of its officers, employees or agents, obtain, in either case at Borrower’ expense, appraisal reports, in form and substance, and from appraisers, satisfactory to DIP Agent stating the then current fair market values of all or any portion of the Collateral; and

(k) with reasonable promptness, such other information and data with respect to Borrower,  including detailed quarterly budgets which shall be subject in all respects to the approval of DIP Lenders,  as from time to time may be reasonably requested by DIP Lenders.

Financial statements required to be delivered pursuant to this Section 4.01 (to the extent any such financial statements are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such financial statements are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each DIP Lender and DIP Agent have access (whether a commercial, third-party website or whether sponsored by DIP Agent); provided that:  (A) upon written request by DIP Agent,  Borrower shall deliver paper copies of such financial statements to DIP Agent or any DIP Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by DIP Agent or such DIP Lender and (B) Borrower shall notify DIP Agent and each DIP Lender (by telecopier or electronic mail) of the posting of any such financial statements and provide to DIP Agent by electronic mail electronic versions (i.e., soft copies) of such financial statements.

4.02 Payment and Performance of Obligations.

Borrower (a) will pay and discharge, at or before maturity, all of its obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities which are not provided to be paid in the Approved Budget, are the subject of a Permitted Contest, or are otherwise effectively stayed by the Chapter 11 Case, or the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Change, and all obligations under the Approved Budget,  (b) will maintain, in accordance with GAAP and to the extent provided in the Approved Budget, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (c) will not breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except to the extent that the failure to do any of the above could not reasonably be expected to have a Material Adverse Change or is otherwise effectively stayed under the Chapter 11 Case or which will be rejected or have been rejected in the Chapter 11 Case.

4.03 Conduct of Business and Maintenance of Existence.

Borrower will continue to engage in business of the same general type as it now conducts (except to the extent otherwise contemplated on the Closing Date and reflected in the Approved Budget) and will preserve, renew and keep in full force and effect its existence and its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

4.04 Compliance with DIP Order .

Borrower shall comply in all respects, after entry thereof, with all requirements and obligations set forth in the DIP Order, “first day” orders and “second day” orders, as each order is amended and in effect from time to time in accordance with the Commitment Letter and the DIP Loan Documents, as applicable

4.05 Compliance with Laws.

Borrower shall comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, including all Environmental Laws, except as otherwise permitted by the Bankruptcy Court or where the noncompliance with which could not reasonably be expected to have a Material Adverse Change.

4.06 Inspection of Property, Books and Records.

Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and will permit, at its sole cost representatives of DIP Lenders to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, to conduct a collateral audit and analysis of the Collateral and to discuss their respective affairs, finances and accounts with its officers, employees and independent public accountants as often as may be warranted in the reasonable credit judgment of DIP Lenders. In the absence of an Event of Default,  DIP Lenders exercising any rights pursuant to this Section 4.06 shall give Borrower one (1) Business Day’s prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.  DIP Lenders’ access to Borrower’ books and records shall not be deemed to be a waiver of the attorney-client privilege by Borrower with respect to any books and records subject to the attorney-client privilege or other applicable privilege.

4.07 Use of Proceeds.

Subject to the Approved Budget,  Borrower will use the proceeds of the DIP Loans to fund general working capital, operational expenses and restructuring expenses of Borrower, solely to the extent permitted by the DIP Order, the Approved Budget and the DIP Loan Documents, as applicable. For the avoidance of doubt, no proceeds of the DIP Loans or proceeds of any Collateral may be used to pay fees of any professional other than the Estate Professional Fees.  The proceeds of the DIP Loans shall not be used by Borrower to assert or prosecute any claim, demand, or cause of action against DIP Lenders,  including, in each case, without limitation, any action, suit, or other proceeding for breach of contract or tort or pursuant to Sections 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, or under any other applicable law (state, federal, or foreign), or otherwise. Except as set forth in the DIP Order, in no event and notwithstanding any other provision of this DIP Credit Agreement or other DIP Loan Document, shall any portion of the DIP Loans or the Collateral be used to (A) permit Borrower, the Committee, any other party-in-interest or their respective representatives or Affiliates to challenge, object to or otherwise contest or commence any contested matter, adversary proceeding or action in any court to determine (1) the validity, perfection or priority of security interests on assets of Borrower in favor of DIP Agent, for the benefit of DIP Lenders or (2) the enforceability of the obligations of Borrower under the DIP Loan Documents, or (B) fund acquisitions, capital expenditures, capital leases or other transactions not in the ordinary course of Borrower’s business.

4.08 Further Assurances.

Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered after the Closing Date (and in any event within the time period requested by DIP Lenders) all such further acts, documents (including, without limitation, assignments, certificates, supplemental documents, mortgages, leasehold mortgages, landlord waivers, surveys, title searches, title policies and financing statements) and assurances as may from time to time be necessary or as DIP Lenders may from time to time reasonably request in order to carry out the intent and purposes of the DIP Loan Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect a first priority Lien (subject only to liens permitted hereunder) in favor of DIP Agent, for the benefit of DIP Lenders, on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of Borrower, whether now owned or hereafter acquired.  Notwithstanding anything to the contrary in this DIP Credit Agreement, such costs and expenses incurred under this Section 4.08 will not be considered in calculating variances from the Approved Budget.

4.09 Cooperation.

Borrower will cooperate with DIP Agent,  DIP Lenders and their advisors in providing to DIP Agent and DIP Lenders and such advisors such information as is reasonably necessary in order to permit DIP Agent and DIP Lenders and such advisors to evaluate the Approved Budget and other budgets and cash flow projections delivered hereunder, and to prepare periodic reconciliations of Borrower’ actual performance to its performance projected in the Approved Budget and such other budgets and cash flow projections.

4.10 Access and Information .

(a) Borrower shall and shall cause its financial advisors and management personnel to, consult with DIP Agent and DIP Lenders from time to time, including but not limited to conference calls with Borrower’s management personnel as requested by DIP Lenders,  regarding all of Borrower’s strategic efforts, business plans, material operations, projections (financial or otherwise), financial statements, budgets (including the Approved Budget), restructuring efforts, asset sales or other reports prepared by Borrower’s employees.    Borrower shall permit DIP Agent and DIP Lenders to monitor Borrower’s business operations.  Borrower shall permit DIP Agent and DIP Lenders to engage in a regular dialogue with and consult with DIP Agent’s and DIP Lenders’ financial advisors with respect to financial and operational aspects of Borrower’s operations as well as conclusions with respect thereto. Borrower shall make its management personnel reasonably available to DIP Agent and DIP Lenders on a regular basis to discuss the foregoing.

(b) Borrower shall deliver (i) in advance, to DIP Lenders, all draft pleadings and public announcements relating to Borrower’s assets (including without limitation any tax attributes) and business plan and consider DIP Lenders’ comments thereto in good faith, and (ii) all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of Borrower or any of the Guarantors with the Bankruptcy Court, or distributed by or on behalf of Borrower or any of the Guarantors to any official committee appointed in the Chapter 11 Case.

Article V. NEGATIVE COVENANTS

Borrower agrees that, so long as any DIP Loan is outstanding or other Obligations remain unpaid:

5.01 Debt.

Except for the Real Alloy DIP Order and the loan documents to the extent approved thereunder, and to the extent not inconsistent with the DIP Order,  Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, or any contingent obligations that would be Debt hereunder if they were non-contingent, except for:

(a) Debt under the DIP Loan Documents; and
(b) Debt under the Approved Budget.
5.02 Liens.

Except for the Real Alloy DIP Order and the loan documents to the extent approved thereunder, and to the extent not inconsistent with the DIP Order,  Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens created by the Security Documents securing the Obligations;
(b) Liens in connection with Debt permitted under Section 5.01;
(c) Liens for Taxes (including real property Taxes) (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.02;

(d) carrier’s, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not past due or remain payable without penalty or which are subject to a Permitted Contest, which contest has the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation (including inchoate Liens for amounts required to be remitted but not yet due) or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgement or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default;

(g) survey exceptions, easements, rights-of-way, servitudes, sewers, electric lines, telegraph and telephone lines, zoning and other recorded covenants, conditions, restrictions, reservations, licenses, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any DIP Loan Party;

(h) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Debt or the deferred purchase price of property or services and any interest or title of a lessor or sublessor under any lease permitted by this DIP Credit Agreement;

(i) Liens arising from the filing of precautionary UCC financing statements (or equivalents) with respect to any lease permitted by this DIP Credit Agreement;

(j) non-exclusive licenses and sublicenses of Intellectual Property granted by a  DIP Loan Party and leases or subleases (by a DIP Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the DIP Loan Parties;

(k) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l) Liens granted under the DIP Order ;
(m) the Carve Out; and

(n) the replacement, extension or renewal of any lien permitted above arising out of the permitted extension, renewal or replacement of the Debt secured thereby.
5.03 Restricted Distributions.

Borrower will not, and will not permit any Guarantor to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for any Restricted Distribution made by a Guarantor to Borrower or any other Guarantor.

5.04 Payments and Modifications of Certain Debt.

Except for the Real Alloy DIP Order and the loan documents to the extent approved thereunder, and to the extent not inconsistent with the DIP Order,  Borrower will not, and will not permit any Guarantor to, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of, or materially modify the terms of, any subordinated or other prepetition Debt owed by Borrower or any Guarantor.

5.05 Consolidations, Mergers, Sales of Assets and Sale/Leasebacks.

Except  as may be approved by the Bankruptcy Court with respect to the Alloy Debtors,  Borrower will not, and will not permit any Guarantor to, directly or indirectly, (a)  sell, lease, license or otherwise transfer, directly or indirectly, any of its assets or all or substantially all of its assets or consolidate or merge with any other Person, or (b) enter into any Sale/Leaseback transaction unless DIP Agent shall have approved any such sale, consolidation, merger or Sale/Leaseback in writing, other than (i) the Plan and, to the extent permitted by the Bankruptcy Court, any other corporate reorganization, (ii) any other sales of assets permitted by the applicable order of the Bankruptcy Court and not otherwise prohibited by the DIP Loan Documents,  and (iii) sales of assets made to comply with any order of any governmental authority or any applicable laws and sales of Cash Equivalents.

5.06 Purchase of Assets, Investments.

Borrower will not, and will not permit any Guarantor to, directly or indirectly, acquire any assets other than in the ordinary course of business which shall also be in accordance with the Approved Budget.  Borrower will not, and will not permit any Guarantor to, directly or indirectly, make, acquire or own any Investment in any Person, other than (a) Cash Equivalents;  (b) bank deposits established in accordance with Section 5.15; and (c) Investments necessary in connection with Borrower’s plan of reorganization subject to the consent of DIP Lenders, not to be unreasonably withheld or delayed. Without limiting the generality of the foregoing, Borrower will not, and will not permit any Guarantor to (x) engage in any joint venture or partnership with any other Person or (y) acquire or create any direct Subsidiary other than any Subsidiary, the creation of which is provided for by a Bankruptcy Court order issued in connection with a sale of the Alloy Debtors and which creation does not materially and adversely affect the interests of DIP Lenders in Borrower, any Guarantor or the Collateral.  For the avoidance of doubt, nothing in this Section shall prohibit or restrict any transaction of any Alloy Debtor or its Subsidiaries.

5.07 Transactions with Affiliates.

Except for transactions that are disclosed to DIP Lenders in writing in advance of being entered into and which contain terms that are no less favorable to Borrower  than those which might be obtained from a third party, Borrower will not, and will not permit any Guarantor to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or any Guarantor, other than (a) any transaction among Borrower and a Guarantor;  (b) ordinary course administration and transactions by Borrower with any of the Alloy Debtors;  (c) any transactions in connection with the reorganization of Borrower, subject to the consent of DIP Lenders (not to be unreasonably withheld or delayed); and (d) transactions in existence on the Closing Date and any similar transaction among Borrower and the Guarantors as consistent with past practice.

5.08 Modification of Organizational Documents.

Borrower will not, and will not permit any Guarantor to directly or indirectly, amend or otherwise modify any of its Organizational Documents, except for such amendments or other modifications required by law in connection with the Chapter 11 Case and fully disclosed to DIP Lenders, or such amendments or modifications as may be permitted or required by a Plan.

5.09 Fiscal Year.

Borrower will not, and will not permit any Guarantor to change its Fiscal Year.

5.10 Conduct of Business.

Borrower will not, and will not permit any Guarantor to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto and will not take any action to materially impair assets of Borrower,  including with respect to the availability of any tax attributes of Borrower, without the prior written consent of DIP Lenders.

5.11 Corporate Names; Jurisdiction of Organization.

Borrower will not, and will not permit any Guarantor to, change its corporate name, identity, or its jurisdiction of formation or organization.

5.12 Bank Accounts; Cash Management System.

Except to the extent consistent with the Cash Management Order and/or the Real Alloy DIP Order and the loan documents approved thereunder, Borrower will not, directly or indirectly, and will not permit any Guarantor to: (a) establish any new bank account without prior written notice to DIP Lenders and unless DIP Agent,  Borrower and the bank at which the account is to be opened enter into a Deposit Account Control Agreement regarding such bank account pursuant to which such bank acknowledges the security interest of DIP Agent, for the benefit of DIP Lenders, in such bank account, agrees to comply with instructions originated by DIP Agent directing disposition of the funds in the bank account without further consent from Borrower or any Guarantor as applicable, on terms satisfactory to DIP Agent; or (b) without the approval of DIP

Agent, otherwise change its cash management processes and procedures from those set forth on the Closing Date.

5.13 Hedging Transactions.

Except as may be approved by the Bankruptcy Court with respect to the Alloy Debtors,  Borrower will not, and will not permit any Guarantor to, engage in any hedging or similar transactions, unless otherwise approved by DIP Agent.

5.14 Payments to Pre-Petition Unsecured Creditors.

Borrower shall not make any payment of any proceeds constituting part of the Collateral or other cash (including, without limitation, proceeds of DIP Loans)  (a) to any holder of an allowed claim under or pursuant to Section 503(b)(9) of the Bankruptcy Code, or (b) to any unsecured creditor of Borrower on account of claims arising prior to the commencement of the Chapter 11 Case (including, without limitation, payments in respect of reclamation claims of unpaid suppliers of goods delivered to Borrower prior to the commencement of the Chapter 11 Case (regardless of whether such claims have been granted administrative expense priority status pursuant to Section 546(c) of the Bankruptcy Code)), except upon ten (10) days prior written notice to DIP Lenders and so long as such payments are specifically provided in the Approved Budget.

5.15 Pension Plan Payments.

On and after the Closing Date, neither Borrower nor any member of the Controlled Group shall (i) make any payments with respect to any Pension Plan or Multiemployer Pension Plan,  including payment of expenses, unless otherwise required by law or permitted by the Bankruptcy Court;  (ii) contribute to or assume an obligation to contribute to, any Multiemployer Pension Plan;  (iii) acquire an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any plan that is subject to Title IV of ERISA or Section 412 of the Code;  (iv) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA,  including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (v) engage in any transaction in connection with which it could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Section 4975 of the Code.

5.16 Borrower’s Accounts.

Borrower shall not hold estate funds or property other than the DIP Loans proceeds or Collateral in Borrower’s Account.  Borrower shall not make disbursements from Borrower’s Account, other than disbursements in accordance with the Approved Budget.

Article VI. CONDITIONS

The obligation of DIP Lenders to make the initial DIP Loan is subject to the satisfaction of the following conditions precedent to the satisfaction of DIP Lenders in their sole discretion:

(a) All material public statements and pleadings filed by Borrower after the date of the Commitment Letter relating to the DIP Loans or the assets and business plan of Borrower or the Guarantors (but not, for the avoidance of doubt, the assets and business plan of the Alloy Debtors)  shall be in form and substance acceptable to DIP Lenders;

(b) DIP Order shall have been entered by the Bankruptcy Court in the Chapter 11 Case after notice and a hearing conducted in accordance with the Bankruptcy Code and rules thereunder, which DIP Order approves the transactions and fees contemplated herein and under the Commitment Letter and grants superpriority administrative expense claim status and liens on the Collateral,  which shall not have been modified, reversed or stayed pending appeal, in form and substance satisfactory to DIP Lenders, authorizing and approving the transactions contemplated in this DIP Credit Agreement on terms acceptable to DIP Lenders;

(c) Borrower and the Guarantors shall be in compliance in all respects with the DIP Order;

(d) DIP Lenders shall have received the Approved Budget and all other financial information, projections and reports regarding Borrower as reasonably requested by DIP Lenders, all in form and substance satisfactory to DIP Lenders, and as of the Closing Date;

(e) Borrower and the Guarantors shall have executed and delivered, as applicable, the DIP Credit Agreement, the Notes, the Security Documents, the Guaranty Agreements, all other DIP Loan Documents (except for Deposit Account Control Agreements which shall be executed and delivered no later than 20 Business Days following the Closing Date) and such other documents and agreements as DIP Lenders shall request, each in form and substance satisfactory to DIP Lenders;

(f) DIP Lenders shall have received satisfactory evidence of the appropriate authorization of Borrower’s Board and each Guarantor’s board of directors (or similar governing body) to execute, deliver and perform the obligations of Borrower and each Guarantor under the DIP Loan Documents;

(g) DIP Lenders shall have received (i) satisfactory evidence that all necessary governmental, shareholder and third party approvals, consents, licenses, franchises and permits in connection with the execution, delivery and performance of this DIP Credit Agreement and the other DIP Loan Documents and the operation by Borrower and the Guarantors of their businesses shall have been obtained and remain in full force and effect; or (ii) an officer’s certificate in form and substance reasonably satisfactory to DIP Lenders affirming that no such consents or approvals are required;

(h) DIP Lenders shall have received satisfactory evidence that Borrower’s cash management system on the Closing Date is substantially similar to Borrower’s cash management system prior to the Closing Date, except for changes approved by DIP Lenders;

(i) DIP Lenders shall have received a Notice of Borrowing in accordance with Section 2.01(b);
(j) immediately after such Borrowing and after application of the proceeds thereof or after such issuance, the DIP Loan Outstandings shall not exceed the DIP Commitment;
(k) immediately before and after such Borrowing, no Default or Event of Default hereunder or under the DIP Order shall have occurred and be continuing;

(l) the representations and warranties of Borrower contained in the DIP Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;

(m) No Material Adverse Change shall have occurred since January 10, 2018, other than the events typically resulting from the filing of Chapter 11 cases, as determined by DIP Lenders in their reasonable business judgment;

(n) Borrower shall have paid to DIP Lenders all fees and expenses then owing to DIP Lenders in connection with the Commitment Letter and the DIP Credit Agreement;

(o) The DIP Lenders shall be satisfied that they have been granted, and still continue to hold, perfected superpriority liens on all Collateral of Borrower and the Guarantors, as described in the DIP Loan Documents, on and after the Closing Date, which Collateral shall not be subject to any other liens, except existing liens acceptable to DIP Lenders;

(p) The cash balance of Borrower shall be no less than $950,000; and
(q) DIP Lenders shall have received such other documents, instruments and/or agreements as DIP Lenders may reasonably request.

The obligation of DIP Lenders to make each additional DIP Loan is subject only to the satisfaction of the conditions precedent set forth in clauses (a), (c) and (i) through (o) this Article VI.    Each Borrowing and each giving of a Notice of Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date of such borrowing or notice as to the facts specified in clauses (j), (k),  (l),  and (m) above.

Article VII. EVENTS OF DEFAULT
7.01 Events of Default.

For purposes of the DIP Loan Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default” solely to the extent Borrower shall have received written notice thereof from DIP Agent or any DIP Lender (which notice shall have been filed with the Bankruptcy Court), and shall have failed to cure such condition or event, as applicable, within five (5) days of receipt of such notice:

(a) Borrower shall fail to pay when due (whether by acceleration of otherwise) any principal, interest, premium or fee due under any DIP Loan Document or any other amount payable under any DIP Loan Document within two (2) Business Days of when due; or

(b) Borrower shall fail to observe or perform any covenant contained in Section 4.01(a), (b), (e) and (i), Section 4.07 or Article V; or
(c) Borrower shall fail to observe or perform any covenant contained in Section 4.09 or Section 4.10 and such default is not remedied or waived within 3 Business Days;

(d) Borrower or any Guarantor shall default in the performance of or compliance with any term contained in this DIP Credit Agreement or in any other DIP Loan Document (other than occurrences described in other provisions of this Section 7.01 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Borrower or the Guarantors of notice from DIP Agent or any DIP Lender of such default, or (ii) actual knowledge of Borrower or any Guarantor of such default; or

(e) any representation, warranty, certification or statement made by Borrower or any Guarantor in any DIP Loan Document or in any certificate, financial statement or other document delivered post-petition pursuant to any DIP Loan Document is incorrect or misleading in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made); or

(f) Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in the DIP Order or shall fail to meet any DIP Milestone, unless such term or DIP Milestone is previously agreed to be waived or amended by DIP Agent; or

(g) failure of Borrower to pay when due, within any applicable grace period, any principal, interest or other amount on Debt (other than the DIP Loans) in excess of

$250,000 (individually or in the aggregate), or the occurrence of any breach, default, condition or event with respect to any such Debt (other than the DIP Loans), entered into on or after the Petition Date, assumed during the course of the Chapter 11 Case or otherwise required to be paid during the pendency of the Chapter 11 Case; or

(h)  (i) the institution of any steps by any Person to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (ii) the commencement of proceedings by the PBGC to terminate or to appoint a trustee to administer any Pension Plan, (iii) the imposition of a lien under Sections 303(k) or 4068 of ERISA with respect to the assets of Borrower or any member of the Controlled Group, or (iv) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000; or

(i) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected senior Lien on any significant portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Liens permitted hereunder, or Borrower or any Guarantor shall so assert in writing; or

(j) any of the DIP Loan Documents shall for any reason fail to constitute the valid and binding agreement of Borrower or any Guarantor party thereto, or Borrower or any Guarantor shall so assert in writing; or

(k) the terms of this DIP Credit Agreement or the terms in any of the other DIP Loan Documents shall be revised, modified or vacated by order of the Bankruptcy Court in a manner not acceptable to DIP Lenders; or

(l) any change shall occur after the Closing Date in Borrower’s business, assets, financial conditions or income, or any event or condition exists, which in any case would, in the reasonable judgment of DIP Agent, be reasonably likely to have a Material Adverse Change; or

(m) the DIP Order shall have been modified or amended without DIP Lenders’ approval or shall have been reversed or stayed pending appeal; or
(n) the occurrence of a Termination Event; or
(o) the occurrence of a Change of Control; or
(p) Borrower shall obtain, or the Bankruptcy Court shall enter an order approving, any additional financing from a party other than DIP Lenders, including from any of its subsidiaries;

(q) Borrower files a motion, or the Bankruptcy Court enters an order subordinating, disallowing, or otherwise challenging the claims and liens of DIP Lenders under the DIP Loan Documents;

(r) any other claim which is senior to or pari passu with DIP Lenders’ administrative claim or any lien on any assets or property of Borrower shall be granted without DIP Lenders’ consent, except as expressly permitted by the DIP Loan Documents;

(s) Borrower shall (A) contest the validity or enforceability of any DIP Loan Document in writing or deny in writing that it has any further liability thereunder or (B) contest the validity or perfection of the liens and security interests securing the DIP Loans;

(t) any attempt by Borrower to invalidate or otherwise impair the DIP Loans or the liens granted to DIP Lenders with respect to the DIP Loans;

(u) the filing of any plan in the Chapter 11 Case by Borrower that has not been first approved by DIP Agent, or the confirmation of any plan in the Chapter 11 Case, that does not provide for the termination of the commitments hereunder and the payment in full in cash of all Obligations on or before the effective date of such plan;

(v) any sale or other disposition of all or a material portion of the Collateral, whether pursuant to section 363 of the Bankruptcy Code or otherwise, other than as permitted by the DIP Order or pursuant to a transaction that is permitted under the DIP Loan Documents;

(w) the determination of Borrower, whether by vote of Borrower’s board of directors or otherwise, to suspend the operation of Borrower’s business in the ordinary course, liquidate all or substantially all of Borrower’s assets or the filing of a motion or other application in the Chapter 11 Case seeking authority to do any of the foregoing;

(x) Borrower shall take any action, including the filing of an application, seeking or supporting of any of the foregoing or any person other than Borrower shall do so and such application is not contested in good faith by Borrower; or

(y) Borrower shall take action to materially impair the assets of the Borrower or the Guarantors,  including with respect to the availability of any tax attributes of the Borrower or the Guarantors, without the prior written consent of the DIP Agent and DIP Lenders.

7.02 Acceleration and Suspension or Termination of DIP Commitment.

Upon the occurrence of an Event of Default and until the Event of Default has been waived pursuant to the terms hereof, DIP Agent may, or at the direction of DIP Lenders shall, (a) suspend or terminate the DIP Commitment, in whole or in part, and/or (b) declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same,  including, for the avoidance of doubt, the Prepayment Premium. Without limiting the foregoing, following acceleration of the Obligations (or any portion thereof)

after DIP Agent gives the DIP Loan Parties five (5) Business Days’ notice (the “Remedies Notice Period”) of its intent to exercise remedies, which notice may be given simultaneously to the Bankruptcy Court, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and DIP Agent, on behalf of and for the benefit of DIP Lenders,  shall have relief from the automatic stay and have the ability, after the Remedies Notice Period, to exercise, or refrain from exercising, any and all rights available to it pursuant to the DIP Loan Documents and applicable law,  including foreclosing on all or any portion of the Collateral, collecting accounts receivable and applying the proceeds thereof to the Obligations or otherwise exercising remedies against the Collateral permitted by applicable law, in each case without any further order of the Bankruptcy Court.  During the Remedies Notice Period,  Borrower shall be entitle to seek an emergency hearing before the Bankruptcy Court;  provided that Borrower acknowledges that the only issue that may be raised as such hearing shall be whether an Event of Default has occurred and is continuing.  Borrower and each DIP Lender acknowledge and agree that subject to Section 363(k) of the Bankruptcy Code,  DIP Agent shall have the authority to credit bid all or a portion of the Obligations owed under the DIP Loan Documents, whether pursuant to a sale under Section 363 of the Bankruptcy Code, a plan pursuant to section 1129(b) of the  Bankruptcy Code or otherwise.

7.03 Default Rate of Interest.

Effective immediately upon the occurrence of an Event of Default and until the Event of Default has been waived pursuant to the terms hereof, the DIP Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this DIP Credit Agreement.

7.04 Setoff Rights.

Upon the occurrence of an Event of Default and until the Event of Default has been waived pursuant to the terms hereof, DIP Agent and DIP Lenders are hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived), to set off and to appropriate and to apply any and all amounts or balances held by DIP Agent or any DIP Lender for the account of Borrower (regardless of whether such balances are then due to Borrower), and other property at any time held or owing by DIP Agent and DIP Lenders to or for the credit or for Borrower’ account, against and on account of any of the Obligations.  Borrower agree, to the fullest extent permitted by law, that DIP Agent and DIP Lenders may exercise their right to set off with respect to the Obligations as provided in this Section 7.04.

7.05 Application of Proceeds.

Notwithstanding anything to the contrary contained in this DIP Credit Agreement (other than Section 2.03 above), subject to the DIP Order (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times received by DIP Agent and DIP Lenders from or on behalf of Borrower of all or any part of the Obligations, and DIP Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times against the Obligations in such manner as DIP Agent may deem advisable notwithstanding any previous application by DIP Agent (provided,  that as among DIP Lenders, for so long as no Event of Default exists, all accrued and unpaid interest and unpaid costs, fees and expenses, to the extent due and payable in cash hereunder, shall be satisfied with payments made by Borrower, prior to the satisfaction of any principal Obligations) and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral and all payments and distributions made by Borrower with respect to the Obligations, shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to DIP Agent and DIP Lenders, with respect to this DIP Credit Agreement, the other DIP Loan Documents or the Collateral;  second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts) to the extent attributable to the DIP Loan;  third, to the principal amount of the Obligations outstanding with respect to the DIP Loan,  fourth, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts) to the extent not paid under clause second above, and fifth, to any other indebtedness or obligations of Borrower owing to DIP Agent and DIP Lenders under the DIP Loan Documents,  including, without limitation, Prepayment Premiums,  fees, costs, indemnities and expenses thereunder not paid pursuant to the foregoing clauses. Any balance remaining shall be delivered to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Article VIII. EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM
8.01 Expenses.

Borrower shall pay (a) all reasonable fees, costs and expenses of DIP Agent (including, without limitation, all DIP Agent Professional Fees)  in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the DIP Loan Documents, in connection with the performance by DIP Agent and DIP Lenders and such holders of their respective rights and remedies under the DIP Loan Documents, and in connection with the continued administration of the DIP Loan Documents (including any amendments, modifications, consents and waivers to and/or under any and all DIP Loan Documents), (b) without limitation of the preceding clause (a), all costs and expenses of DIP Agent or its designee in connection with the creation, perfection and maintenance of Liens pursuant to the DIP Loan Documents,  including title investigations, (c) without limitation of the preceding clauses (a) and (b), expenses of DIP Agent or its designee in connection with the Chapter 11 Case (including attorneys’ fees and expenses incurred in connection with any action to lift the automatic stay of Section 362 of the Bankruptcy Code, any other action or participation by DIP Agent or its designee or any such holder in the Chapter 11 Case, or any other action or participation by DIP Agent or its designee in a suit or proceeding brought in a venue other than the Bankruptcy Court, or any defense or participation by DIP Agent or its designee or any such holder in any action or suit related to Borrower with respect to DIP Agent or DIP Lender’s liability or other actions in the Chapter 11 Case involving DIP Agent,  DIP Lenders or their designee or any such holder), (d) without limitation of the preceding clauses (a),  (b), and (c), expenses of DIP Agent or its designee in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the DIP Loan Documents, and (e) all costs and expenses incurred by DIP Agent in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all DIP Loan Documents

(collectively, the “DIP Expenses”).  Unless paid by Borrower in immediately available funds, all DIP Expenses shall be paid ratably by DIP Lenders and such DIP Expenses shall increase the Obligations.  DIP Agent shall provide summary invoices of the DIP Expenses to the U.S. Trustee and Borrower, who shall thereafter have ten (10) days following receipt of such DIP Expenses to object to the reasonableness thereof.  If no party objects to such summary invoices, the fees and expenses shall increase the DIP Obligations. If a party objects to a portion of any summary invoices of DIP Expenses, the remaining amounts due under summary invoice for such DIP expenses shall be added to the DIP Obligations. If the parties are unable to resolve the objection to any portion of the remaining amounts due under a summary invoice, DIP Agent may file an application requesting approval of the remaining fees with the Bankruptcy Court. Notwithstanding the forgoing, none of DIP Agent’s or DIP Lenders’ costs, fees, charges, or expenses shall be required to be maintained in accordance with the United States Trustee guidelines or file any interim or final fee application with the Bankruptcy Court.

8.02 Indemnity.

In the event that DIP Agent,  DIP Lenders and/or one or more of their managed funds, or any of the partners, directors or equivalents, agents and employees, as the case may be, of DIP Agent of any DIP Lender (each, an “Indemnified Person”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity, including any of Borrower’s affiliates, shareholders, partners, members or other equity holders of Borrower or any of its affiliates, but excluding any Indemnified Person, in connection with or as a result of either this DIP Credit Agreement or any matter referred to in the Commitment Letter,  Borrower and each Guarantor agrees to periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Borrower also agrees to indemnify and hold each Indemnified Person harmless against any and all losses, claims, damages or liabilities to any such person or entity in connection with or as a result of either this DIP Credit Agreement or any matter referred to in the Commitment Letter (whether or not such investigation, litigation, claim or proceeding is brought by Borrower,  Borrower’s equity holders or creditors, but excluding any Indemnified Person, and whether or not any such Indemnified Person is otherwise a party thereto and without regard to the exclusive or contributory negligence of any such Indemnified Person), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Person in performing the services that are the subject of this DIP Credit Agreement  or any matter referred to in the Commitment Letter or from a DIP Lender’s breach of this DIP Credit Agreement. If for any reason the foregoing required indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then Borrower will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, penalty, expense or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Borrower and the Guarantors and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnified Person on the other hand in the matters contemplated by this DIP Credit Agreement and the Commitment Letter as well as the relative fault of (x) Borrower and the Guarantors and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (y) such Indemnified Person with respect to such loss, claim, damage, penalty, expense or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Borrower under this Section 8.02 will be in addition to any liability which Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnified Person and the partners, members, directors, agents, employees and controlling persons or entities (if any), as the case may be, of such Indemnified Person and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Borrower, any Indemnified Person, any such affiliate and any such person.  Borrower also agrees that neither any Indemnified Person nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to Borrower or any person or entity asserting claims on behalf of or in right of Borrower or any other person or entity in connection with or as a result of either this DIP Credit Agreement or any matter referred to in the Commitment Letter, except in the case of Borrower to the extent that any losses, claims, damages, penalties, liabilities or expenses incurred by Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Person in performing the services that are the subject of this DIP Credit Agreement or the other matters contemplated by the Commitment Letter;  provided, however, that in no event will such Indemnified Person or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s or such other parties’ activities related to this DIP Credit Agreement or the other matters contemplated by the Commitment Letter. The provisions of this Section 8.02 will survive any termination of this DIP Credit Agreement or completion of the other matters contemplated by the Commitment Letter.

8.03 Reserved.
8.04 Right to Perform.

If Borrower fails to perform any obligation hereunder or under any other DIP Loan Document,  DIP Agent itself may (but shall not be obligated to), upon notice to Borrower and DIP Lenders, cause such obligation to be performed at Borrower’s expense and Borrower agrees to reimburse DIP Agent therefor on demand. All amounts owing hereunder or under any other DIP Loan Document may be satisfied in full, subject to the provisions of Section 2.01(a)(ii), through the making of Protective Advances.

Article IX. MISCELLANEOUS
9.01 Survival.

All agreements, representations and warranties made herein and in every other DIP Loan Document shall survive the execution and delivery of this DIP Credit Agreement and the other DIP Loan Documents. The indemnities and agreements set forth in Article VIII shall survive the payment of the Obligations and any termination of this DIP Credit Agreement.

9.02 No Waivers.

No failure or delay by DIP Agent or DIP Lenders in exercising any right, power or privilege under any DIP Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.03 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, or other electronic means) and shall be given to such party at its address, e-mail address or facsimile number set forth on Annex C hereto or at such other address, e-mail address or facsimile number as such party may hereafter specify for the purpose by notice to DIP Agent,  DIP Lenders and Borrower. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section,  (b) if given by e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement)  or (c) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notice required to be sent hereunder to the Committee shall be sent by facsimile.

9.04 Severability.

In case any provision of or obligation under this DIP Credit Agreement or any other DIP Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.05 Amendments and Waivers.

Neither the amendment or waiver of any provision of this DIP Credit Agreement or any other DIP Loan Document, nor the consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and DIP Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, that (x) no amendment, waiver or consent shall, unless in writing and signed by all DIP Lenders directly affected thereby, do any of the following: (a) modify the DIP Commitments or subject DIP Lenders to any additional obligations in excess of the Commitment Amount or any other obligation expressly set forth herein, (b) except as otherwise expressly provided in this DIP Credit Agreement, reduce the principal of, or interest on, any Note or any fees or indemnification hereunder, (c) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (d) change the Commitment Percentages, (e) amend or waive this Section 9.05, (f) except as otherwise expressly provided in this DIP Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrower permitted under this DIP Credit Agreement,  release all or substantially all of the Liens in favor of DIP Agent on any portion of the Collateral, or (g) release or compromise the obligations of Borrower to any DIP Lender, and (y) no amendment, waiver or consent shall, unless in writing signed by DIP Lenders holding more than fifty percent of the DIP Commitment, modify the Approved Budget in any material respect (as materiality shall be determined by such DIP Lenders).  Notwithstanding any of the foregoing to the contrary, the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of Article X. In addition, DIP Lenders hereby authorize DIP Agent and Borrower to modify this DIP Credit Agreement by unilaterally amending or supplementing the Commitment Annex from time to time in the manner requested by Borrower,  DIP Agent or any DIP Lender in order to reflect any assignments or transfers of the DIP Loans as provided for hereunder; provided, however, that DIP Agent shall promptly deliver a copy of any such modification to Borrower and each DIP Lender.

Borrower will provide copies of all amendments, waivers and consents to the Committee, and U.S. Trustee promptly following the execution thereof; provided, that Borrower shall file all amendments, waivers and consents with the Bankruptcy Court, after which each of the foregoing Persons shall have ten (10) days from the date of filing of all material amendments, waivers and consents to file objections thereto with the Bankruptcy Court.  To the extent any such objection is filed, then, notwithstanding anything to the contrary in this Section 9.05, such amendment, waiver or consent shall only be permitted pursuant to an order of the Bankruptcy Court.

9.06 Assignments; Participations.

(a) Any DIP Lender may at any time assign to one or more Persons all or any portion of the DIP Loans and its respective portion of the DIP Commitment,  provided that, so long as no Event of Default exists, Borrower’s consent shall be required, which consent shall not be unreasonably withheld. No DIP Lender may at any time assign all or any portion of the DIP Loans and its respective portion of the DIP Commitment without DIP Agent’s prior written consent.

(b) Any DIP Lender may at any time sell to one or more Persons participating interests in the DIP Loans,  DIP Commitment or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a DIP Lender of a participating interest to a Participant, (i) such DIP Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower shall continue to deal solely and directly with such DIP Lender in connection with such DIP Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such DIP Lender had not sold such participation and shall be paid directly to such DIP Lender. No Participant shall have any direct or indirect voting rights hereunder. Borrower agrees that if amounts outstanding under this DIP Credit Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this DIP Credit Agreement to the same extent as if the amount of its participating interest were owing directly to it as a DIP Lender under this DIP Credit Agreement;  provided, that such right of set-off shall be subject to the obligation of each Participant to share with DIP Lenders, and such DIP Lender agrees to share with each Participant, as provided in Section 7.04. Each DIP Lender shall maintain a copy of the documentation of each sale by such DIP Lender of a participating interest to a Participant and a register for the recordation of the names and addresses of such Participants and the principal amount and stated interest of the Notes owing to each such Participant pursuant to the terms hereof from time to time (the “Participant Register”)

(c) Borrower shall not have the right to assign or delegate its obligations and duties under this DIP Credit Agreement or any other DIP Loan Documents or any interest therein except with the prior written consent of DIP Agent and DIP Lenders.

9.07 Headings.

Headings and captions used in the DIP Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

9.08 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS DIP CREDIT AGREEMENT, EACH NOTE AND EACH OTHER DIP LOAN DOCUMENT TO THE EXTENT APPLICABLE, AND SUBJECT TO THE BANKRUPTCY CODE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (EXCEPT WHEN LOCAL OR STATE LAW IS REQUIRED FOR PERFECTION OF LIENS). EACH PARTY HERETO, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THE DIP LOAN DOCUMENTS AND THE OBLIGATIONS BY SERVICE OF PROCESS AS PROVIDED BY NEW YORK LAW,  (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE DIP LOAN DOCUMENTS AND THE OBLIGATIONS BROUGHT IN SUCH COURT, (C) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE COURT IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS SET FORTH HEREIN, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR IN CONNECTION WITH THE DIP LOAN DOCUMENTS OR THE OBLIGATIONS SHALL BE BROUGHT IN THE BANKRUPTCY COURT. IF (I) THE CHAPTER 11 CASE IS DISMISSED OR (II) THE BANKRUPTCY COURT ABSTAINS FROM HEARING, OR REFUSES TO EXERCISE JURISDICTION OVER, ANY ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS DIP CREDIT AGREEMENT OR ANY OTHER DIP LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS DIP CREDIT AGREEMENT OR ANY OTHER DIP LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, THEN BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO DIP AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS DIP CREDIT AGREEMENT OR THE OTHER DIP LOAN

DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS DIP CREDIT AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.09 WAIVER OF JURY TRIAL.

BORROWER, DIP AGENT AND EACH DIP LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE DIP LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.10 Counterparts; Integration.

This DIP Credit Agreement and the other DIP Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of the DIP Credit Agreement or the other DIP Loan Documents by e-mail or facsimile shall be effective as delivery of a manually-executed counterpart thereof.  THIS DIP CREDIT AGREEMENT, THE COMMITMENT LETTER AND THE OTHER DIP LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.  IN THE CASE OF ANY CONFLICT OF TERMS CONTAINED IN THIS DIP CREDIT AGREEMENT OR THE COMMITMENT LETTER OR ANY OTHER DIP LOAN DOCUMENT, THE TERMS OF THIS DIP CREDIT AGREEMENT SHALL GOVERN.

9.11 USA PATRIOT Act Notice.

DIP Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), DIP Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow DIP Lenders to identify Borrower in accordance with the Act.

9.12 Acquisition Financings.

To the extent DIP Lenders consent, in their sole discretion, to any Investment in the form of an acquisition by Borrower during the term of this DIP Credit Agreement and such Investment requires debt financing to pay for such Investment,  Borrower acknowledges and agrees that DIP Lenders shall be granted the right to provide such financing upon the same economic terms and conditions as those proposed by any third party. Borrower further acknowledges and agrees that to the extent any DIP Lender agrees to provide any such acquisition financing it shall be entitled to customary fees charged by such DIP Lender in comparable financings.

Article X. AGENT
10.01 Appointment of DIP Agent.

(a) Each DIP Lender hereby designates 210 Capital, LLC as DIP Agent to act as herein specified. Each DIP Lender hereby irrevocably authorizes, and each holder of any participation shall be deemed irrevocably to authorize, DIP Agent to take such action on its behalf under the provisions of this DIP Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of DIP Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. DIP Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this DIP Credit Agreement or any other DIP Loan Document for the ratable benefit of DIP Lenders.  DIP Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Article X are solely for the benefit of DIP Agent and DIP Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof (other than Section 10.09). In performing its functions and duties under this DIP Credit Agreement,  DIP Agent shall act solely as agent of DIP Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

10.02 Nature and Duties of DIP Agent.

DIP Agent shall have no duties or responsibilities except those expressly set forth in this DIP Credit Agreement.  Neither DIP Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of DIP Agent shall be mechanical and administrative in nature; DIP Agent shall not have by reason of this DIP Credit Agreement a fiduciary relationship in respect of any DIP Lender; and nothing in this DIP Credit Agreement, expressed or implied, is intended to or shall be so construed as to impose upon DIP Agent any obligations in respect of this DIP Credit Agreement except as expressly set forth herein.

10.03 Lack of Reliance on DIP Agent.

(a) Independently and without reliance upon DIP Agent, each DIP Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower, and, except as expressly provided in this DIP Credit Agreement,  DIP Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any DIP Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the DIP Loans or at any time or times thereafter.

(b) DIP Agent shall not be responsible to any DIP Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this DIP Credit Agreement or the Notes or the financial or other condition of Borrower.  DIP Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this DIP Credit Agreement or the Notes, or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any DIP Lender.

10.04 Certain Rights of DIP Agent.

Without limiting DIP Agent’s rights and discretion under any provision hereof, DIP Agent shall have the right to request instructions from DIP Lenders. If DIP Agent shall request instructions from DIP Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this DIP Credit Agreement,  DIP Agent shall be entitled to refrain from such act or taking such action unless and until DIP Agent shall have received instructions from DIP Lenders and DIP Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no DIP Lender shall have any right of action whatsoever against DIP Agent as a result of DIP Agent acting or refraining from acting hereunder in accordance with the instructions of DIP Lenders.

10.05 Reliance by DIP Agent.

DIP Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile or other documentary or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  DIP Agent may consult with legal counsel (including local counsel in any jurisdiction where any Property of Borrower is located and counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.06 Indemnification to DIP Agent.

To the extent DIP Agent is not reimbursed and indemnified by Borrower, each DIP Lender will, jointly and severally, reimburse and indemnify DIP Agent, in proportion to its respective Commitment Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against DIP Agent in any way relating to or arising out of this DIP Credit Agreement (including, without limitation, in connection with Protective Advances), provided that no DIP Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from DIP Agent’s gross negligence or willful misconduct.

10.07 DIP Agent in Individual Capacity.

With respect to its obligation to lend under this DIP Credit Agreement, the DIP Loans made by it and the Notes issued to it and all of its rights and obligations as a DIP Lender hereunder and under the other DIP Loan Documents, DIP Agent shall have the same rights and powers hereunder as any other DIP Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the term “DIP Lenders” or any similar terms shall, unless the context clearly otherwise indicates, includes DIP Agent in its individual capacity.

10.08 Holders of Notes.

DIP Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with DIP Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.09 Successor DIP Agent.

(a) DIP Agent may, upon ten  (10)  Business Days’ notice to DIP Lenders and Borrower, resign at any time (effective upon the appointment of a successor DIP Agent pursuant to the provisions of this Section 10.09(a)) by giving written notice thereof to DIP Lenders and Borrower. Upon any such resignation, the remaining DIP Lenders shall have the right, upon ten (10) days’ notice, to appoint a successor DIP Agent. If no successor DIP Agent shall have been so appointed by the remaining DIP Lenders, and shall have accepted such appointment, within ten (10) days after the retiring DIP Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring DIP Agent may, on behalf of remaining DIP Lenders, appoint a successor DIP Agent.

(b) Upon the acceptance of any appointment as DIP Agent hereunder by a successor DIP Agent, such successor DIP Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring DIP Agent, and the retiring DIP Agent shall be discharged from its duties and obligations under this DIP Credit Agreement. After the resignation of any retiring DIP Agent’s hereunder as DIP Agent, the provisions of this Article X  shall inure to its benefit as to any actions taken or omitted to be taken by it while it was DIP Agent under this DIP Credit Agreement.

10.10 Collateral Matters.

(a) Each DIP Lender authorizes and directs DIP Agent to enter into the Security Agreements and accept the other DIP Loan Documents for the benefit of DIP Lenders.  DIP Agent is hereby authorized, on behalf of all DIP Lenders, without the necessity of any notice to or further consent from any DIP Lender, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Security Agreement which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to the Security Agreements.

(b) DIP Lenders hereby authorize DIP Agent, at its option and in its discretion, to release any Lien granted to or held by DIP Agent upon any Collateral (i) upon termination of the DIP Commitments and payment in cash and satisfaction of all of the Obligations at any time arising under or in respect of this DIP Credit Agreement or the DIP Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting Property being sold or disposed of upon receipt of the proceeds of such sale by DIP Agent if the sale or disposition is permitted under this DIP Credit Agreement or any other DIP Loan Document or is made by DIP Agent in the enforcement of its rights hereunder following the occurrence of an Event of Default or (iii) if approved, authorized or ratified in writing by DIP Lenders. Upon request by DIP Agent at any time, DIP Lenders will confirm in writing DIP Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10(b).

(c) DIP Agent shall have no obligation whatsoever to DIP Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to DIP Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to DIP Agent in this Section 10.10 or in any of the Security Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, DIP Agent may act in any manner it may deem appropriate, in its sole discretion, given DIP Agent’s own interest in the Collateral as one of DIP Lenders and that DIP Agent shall have no duty or liability whatsoever to DIP Lenders, except for its gross negligence or willful misconduct.

10.11 Delivery of Information.

DIP Agent shall not be required to deliver to any DIP Lender originals or copies of any documents, instruments, notices, communications or other information received by DIP Agent from Borrower or any other Person under or in connection with this DIP Credit Agreement or any other DIP Loan Document except (a) as specifically provided in this DIP Credit Agreement or any other DIP Loan Document and (b) as specifically requested from time to time in writing by any DIP Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of DIP Agent at the time of receipt of such request and then only in accordance with such specific request.

10.12 Defaults.

DIP Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the DIP Loans to the extent the same is required to be paid to DIP Agent for the account of DIP Lenders) unless DIP Agent has actual knowledge thereof or has received notice from a DIP Lender or Borrower explicitly specifying an event or condition and then such event or condition is a Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that DIP Agent has such knowledge of or receives such a notice of the occurrence of a Default or Event of Default,  DIP Agent shall give prompt notice thereof to DIP Lenders (and shall give each DIP Lender prompt notice of each such non-payment). DIP Agent shall take such action with respect to such Default or Event of Default or refrain from taking such action, with respect to such Default or Event of Default as DIP Agent shall deem advisable in the best interest of DIP Lenders and shall, without limiting DIP Agent’s rights or discretion under this DIP Credit Agreement, use reasonable efforts under the circumstances to consult with DIP Lenders before taking any material enforcement action; and provided further that DIP Agent shall not be required to take any such action which it determines to be contrary to law.

Remainder of Page Intentionally Left Blank
Signature Pages to Follow

IN WITNESS WHEREOF, the parties hereto have caused this DIP Credit Agreement to be duly executed as of the date first above written.

REAL INDUSTRY, INC., a Delaware corporation

By: /s/ Michael J. Hobey

Name: Michael J. Hobey

Title: Interim CEO, President and CFO

210/RELY CAPITAL, LP, a Texas limited partnership, as DIP Agent and DIP Lender

By: 210/RELY INVESTMENT, LLC, a Texas limited liability company, its general partner

By:   /s/ Robert H. Alpert

Robert H. Alpert, Principal

GOLDMAN SACHS BDC, INC., as DIP Lender

By: /s/ Brendan McGovern

Name: Brendan McGovern

Title: Authorized Signatory

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC, as DIP Lender

By: /s/ Brendan McGovern

Name: Brendan McGovern

Title: Authorized Signatory

GOLDMAN SACHS MIDDLE MARKET LENDING CORP., as DIP Lender

By: /s/ Brendan McGovern

Name: Brendan McGovern

Title: Authorized Signatory